UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14(a)-12

CAPITAL GOLD CORPORATION

(Name of Registrant as Specified in its Charter)

n/a

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1.	Title of each class of securities to which transaction applies:

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CAPITAL GOLD CORPORATION

SECOND SUPPLEMENT DATED MARCH 21, 2011

(To Proxy Statement/Prospectus dated February 16, 2011)

DATE OF RECONVENED SPECIAL MEETING: APRIL 1, 2011

AMENDMENT NO. 3 TO AGREEMENT AND PLAN OF MERGER

PROPOSED MERGER TRANSACTION – YOUR VOTE IS VERY IMPORTANT

Dear Stockholders:

On February 17, 2011, Capital Gold Corporation, or CGC or Capital Gold, and Gammon Gold Inc., or Gammon Gold, provided to CGC stockholders of record as of February 14, 2011, a definitive proxy statement/prospectus, dated February 16, 2011, relating to a special meeting of CGC’s stockholders that convened and adjourned on March 18, 2011. The special meeting was called for the purpose of considering and voting on the proposal to approve and adopt the plan of merger contained in the Agreement and Plan of Merger, dated October 1, 2010, as amended on October 29, 2010 and March 9, 2011, which we refer to collectively as the merger agreement, among CGC, Gammon Gold and Capital Gold AcquireCo, Inc., a wholly-owned subsidiary of Gammon Gold, as well as the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to adopt the amended merger agreement at the time of the special meeting.

CGC, Gammon Gold and Capital Gold AcquireCo, Inc. entered into Amendment No. 3 to the Agreement and Plan of Merger, dated March 17, 2011, referred to as the amendment, which taken together with the merger agreement is referred to as the amended merger agreement. The purpose of the amendment is to provide CGC stockholders with an additional $0.30 in cash for each share of CGC common stock held by them at the effective time under the amended merger agreement. On March 18, 2011, CGC convened the special meeting to vote on a proposal to adjourn the special meeting to give CGC’s stockholders additional time to consider the increased consideration offered by Gammon Gold and to review this second supplement to the definitive proxy statement/prospectus, referred to as this second supplement, after it was filed with the Securities and Exchange Commission. Based upon preliminary information from CGC’s proxy solicitor, CGC stockholders adjourned the special meeting until April 1, 2011. The adjournment preserves the existing record date, February 14, 2011, for the determination of stockholders entitled to receive notice of and to vote at the reconvened special meeting.

Under the amended merger agreement, Gammon Gold will acquire CGC through a merger of Capital Cold AcquireCo, Inc. with and into CGC, referred to as the merger. Following the merger, CGC will be the surviving entity and will continue as a wholly-owned subsidiary of Gammon Gold. The original merger agreement and Amendment No. 1 are attached as Annex A and Annex A-1, respectively, to the definitive proxy statement/prospectus previously provided to you. A copy of Amendment No. 2 is attached as Annex S-A to the first supplement, dated March 10, 2011, to the definitive proxy statement/prospectus, referred to as the first supplement, previously provided to you. A copy of Amendment No. 3 is attached as Annex S-A to this second supplement and is incorporated into this second supplement by reference.

At the effective time and as a result of the merger, you will receive 0.5209 common shares of Gammon Gold and a cash payment in the amount of U.S.$1.09 per share (plus cash in lieu of any fractional share interests) for each share of CGC common stock you hold immediately prior to the completion of the merger, unless you exercise and perfect your appraisal rights under the Delaware General Corporation Law, or DGCL. The exchange ratio of 0.5209 Gammon Gold common shares for the stock consideration portion is fixed and will only be adjusted in limited circumstances. The exchange ratio will not be adjusted to reflect changes in the stock price of Gammon Gold or CGC. The dollar value of the stock consideration portion CGC stockholders may receive will change depending upon changes in the market price of Gammon Gold common shares and will not be known at the time you vote on the merger.

This second supplement describes the amended merger agreement, the merger and the transactions contemplated by the amended merger agreement and provides information concerning the reconvened special meeting of CGC stockholders. Before we can complete the merger, CGC must obtain the approval of its stockholders. We urge you to read this second supplement, including the amendment, carefully. We also urge you, if you have not done so already, to read the definitive proxy statement/prospectus and the first supplement, which were previously provided to you and include a copy of the original merger agreement, Amendment No. 1 and Amendment No. 2, carefully. Please pay particular attention to the section titled “Risk Factors” beginning on page 19 of the definitive proxy statement/prospectus and to the section titled “Update to Risk Factors” beginning on page S-11 of this second supplement. You also can obtain information about CGC and Gammon Gold from documents that we have filed or will file with the Securities and Exchange Commission prior to the reconvened special meeting.

If you have already delivered a properly executed proxy, you do not need to do anything unless you wish to revoke or change your vote. If you have not previously voted or if you wish to revoke or change your vote, please complete, date, sign and return the enclosed proxy card or submit a proxy by telephone or via the Internet using the instructions on the enclosed proxy card. If you hold your stock in “street name” through a bank, broker or other nominee, please direct your bank, broker or other nominee to vote in accordance with the instructions you have received from your bank, broker or other nominee.

After careful consideration, the CGC board of directors has approved the amended merger agreement, declared that the merger and other transactions contemplated by the amended merger agreement are advisable and recommends that you vote “FOR” the adoption of the amended merger agreement and “FOR” the proposal to approve the adjournment or postponement of the reconvened special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to adopt the amended merger agreement at the time of the reconvened special meeting.

The special meeting of CGC stockholders to vote on these proposals was adjourned and will be reconvened on April 1, 2011 and will be held at 9:00 a.m., local time, at the offices of Ballard Spahr LLP, located at 1735 Market Street, 51st Floor, Philadelphia, Pennsylvania 19103.

Your vote is very important. Whether or not you plan to attend the reconvened special meeting, we urge you to submit your proxy as promptly as possible. Please refer to the instructions on the enclosed proxy card.

Sincerely,

Chairman of the Board of Directors

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY U.S. STATE OR CANADIAN PROVINCIAL OR TERRITORIAL SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER OR DETERMINED IF THIS SECOND SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this second supplement is March 21, 2011 and is first being mailed or otherwise delivered to CGC stockholders on or about March 21, 2011.

CAPITAL GOLD CORPORATION

SPECIAL MEETING OF STOCKHOLDERS

TO BE RECONVENED ON APRIL 1, 2011

To the Stockholders of Capital Gold Corporation:

We will reconvene the special meeting of stockholders of Capital Gold Corporation at the offices of Ballard Spahr LLP, located at 1735 Market Street, 51st Floor, Philadelphia, Pennsylvania, on April 1, 2011, at 9:00 a.m., local time, to consider and vote upon the following matters:

1.	a proposal to approve and adopt the plan of merger contained in the Agreement and Plan of Merger, dated as of October 1, 2010, among Gammon Gold Inc., Capital Gold AcquireCo, Inc. and Capital Gold Corporation, as amended on October 29, 2010, March 9, 2011 and March 17, 2011, as may be further amended from time to time, pursuant to which Capital Gold AcquireCo, Inc. will merge with and into Capital Gold Corporation, and the separate corporate existence of Capital Gold AcquireCo, Inc. will cease and Capital Gold Corporation will survive as a wholly-owned subsidiary of Gammon Gold Inc.;

2.	a proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to adopt the amended merger agreement at the time of the reconvened special meeting; and

3.	such other business as may properly come before the reconvened special meeting or any adjournments or postponements thereof.

The close of business on February 14, 2011 has been fixed as the record date for determining those CGC stockholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting, including the reconvened special meeting. Only the holders of record of CGC common stock at the close of business on that date are entitled to notice of, and to vote at, the reconvened special meeting and any adjournments or postponements of the reconvened special meeting. A list of CGC stockholders eligible to vote at the reconvened special meeting will be available for inspection at the reconvened special meeting and at the executive offices of CGC during regular business hours for a period of no less than ten days prior to the reconvened special meeting.

Approval of the plan of merger contained in the amended merger agreement requires (i) the affirmative vote of a majority of the votes entitled to be cast at the reconvened special meeting by the holders of CGC common stock and (ii) the affirmative vote of a majority of the votes cast by holders of shares of CGC common stock present in person or represented by proxy at the reconvened special meeting and entitled to vote on the matter, excluding the votes cast by certain persons entitled to receive change of control payments in connection with the merger.

Your vote is important. Whether or not you plan to attend the reconvened special meeting, if you have not already voted or if you wish to revoke or change the vote you previously cast, please vote now. You may vote by telephone or via the Internet, as described on the enclosed proxy card, or by marking, signing and dating the enclosed proxy card on the reverse side and returning it promptly. A proxy may be revoked at any time prior to its exercise at the reconvened special meeting, and your return of the enclosed proxy will not affect your right to vote your shares if you attend the reconvened special meeting in person. Please review this second supplement, the first supplement, and the definitive proxy statement/prospectus previously provided to you for more complete information regarding the merger and the reconvened special meeting. If you do not return or submit your proxy or vote your shares by telephone or over the Internet or vote in person at the reconvened special meeting, the effect will be the same as a vote against the proposal to adopt the amended merger agreement. If you wish to attend the reconvened special meeting and your shares are held in the name of a broker, trust, bank or other nominee, you must bring with you a proxy or letter from the broker, trustee, bank or other nominee to confirm your beneficial ownership.

If you previously submitted a proxy for the CGC special meeting convened and adjourned on March 18, 2011, which proxy has not been revoked, and were a holder of record as of the close of business on February 14, 2011, CGC intends to vote your previously submitted proxy at the reconvened special meeting in the manner specified. If you return your signed proxy card, but do not specify how you want to vote your shares, your shares will be voted “FOR” the proposal to adopt the amended merger agreement and the proposal to adjourn the special meeting. Whether or not you plan to attend the special meeting in person, please vote your proxy by telephone or through the Internet, as described on the enclosed proxy card, or complete, date, sign and return the enclosed proxy card. If you attend the reconvened special meeting, you may vote in person if you wish, even if you have previously returned your proxy card or voted by telephone or through the Internet.

By order of the Board of Directors,

Christopher M. Chipman, Chief Financial Officer and Corporate Secretary

March 21, 2011

INTRODUCTION

The information provided in the definitive proxy statement/prospectus and the first supplement that were previously provided to CGC stockholders of record as of February 14, 2011 are incorporated by reference into this second supplement, except as described in the following sentence. To the extent information in this second supplement differs from, updates or conflicts with information contained in the definitive proxy statement/prospectus and the first supplement, the information in this second supplement governs. All references in this second supplement to dollars, $ or U.S.$ are to U.S. dollars and all references to C$ are to Canadian dollars.

This second supplement is being provided to CGC stockholders as part of a solicitation of proxies by the CGC board of directors for use at the reconvened special meeting of CGC stockholders and at any adjournments or postponements thereof. This second supplement is first being furnished to stockholders of CGC on or about March 21, 2011. In addition, the definitive proxy statement/prospectus, as updated by the first supplement and this second supplement, constitutes a prospectus of Gammon Gold in connection with the issuance by Gammon Gold of its common shares in connection with the proposed merger. The definitive proxy statement/prospectus, as updated by the first supplement and this second supplement, provides CGC stockholders with information they need to know to be able to vote or instruct their vote to be cast at the reconvened special meeting of CGC stockholders.

UPDATE TO QUESTIONS AND ANSWERS ABOUT

THE RECONVENED SPECIAL MEETING AND RELATED MATTERS

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger and the reconvened special meeting. These questions and answers may not address all questions that may be important to you as a stockholder. To better understand these matters, and for a description of the legal terms governing the merger, you are urged to read this second supplement, and the definitive proxy statement/prospectus and first supplement previously provided to you carefully, including the information incorporated by reference into, and the annexes to, this second supplement, the first supplement and the definitive proxy statement/prospectus. See “Update to Where You Can Find More Information” for the location of information incorporated by reference into this second supplement. All references in this second supplement to the amended merger agreement refer to the Agreement and Plan of Merger, dated as of October 1, 2010, by and among Gammon Gold, Capital Gold AcquireCo, Inc. and CGC, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of October 29, 2010, as amended by Amendment No. 2 to the Agreement and Plan of Merger, dated as of March 9, 2011, and as amended by Amendment No. 3 to the Agreement and Plan of Merger, dated as of March 17, 2011. A copy of the original merger agreement and Amendment No. 1 were included as Annex A and Annex A-1, respectively, to the definitive proxy statement/prospectus that was previously provided to you. A copy of Amendment No. 2 was included as Annex S-A to the first supplement that was previously provided to you. A copy of Amendment No. 3 is included as Annex S-A to this second supplement.

Q:	Why am I receiving this second supplement and new proxy card?

A:	We are sending you this second supplement and new proxy card because, on March 17, 2011, CGC, Gammon Gold and Capital Gold AcquireCo, Inc. entered into Amendment No. 3 to the Agreement and Plan of Merger. This second supplement describes the amendment and provides important updates to the definitive proxy statement/prospectus, which was mailed to you on February 17, 2011, and the first supplement, which was mailed to you on March 10, 2011, and each is incorporated by reference into this second supplement. A copy of the amendment is attached as Annex S-A to this second supplement. CGC and Gammon Gold encourage you to read the amendment in its entirety, and, if you have not done so already, to read the definitive proxy statement/prospectus and first supplement, in their entirety.

Q:	What are CGC stockholders voting to approve and why is this approval necessary?

A:	CGC stockholders are voting on a proposal to approve and adopt the plan of merger contained in the amended merger agreement. The approval by the majority of CGC stockholders of the proposal to approve and adopt the plan of merger contained in the amended merger agreement is required by Delaware law and is a condition to the completion of the merger. In addition, Canadian securities law requires the proposal to approve and adopt the plan of merger contained in the amended merger agreement to be approved by a majority of the holders of shares of CGC common stock present in person or represented by proxy at the reconvened special meeting and entitled to vote on the matter, excluding the votes cast by certain persons entitled to receive change of control payments in connection with the merger. CGC stockholders are also voting on a proposal to adjourn or postpone the special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to adopt the amended merger agreement at the time of the reconvened special meeting. The approval by CGC stockholders of the proposal to adjourn or postpone the reconvened special meeting is not a condition to the completion of the merger.

Q:	What are the significant changes in the amended merger agreement?

A:	The terms of the amendment are described more fully beginning on page S-57 of this second supplement. The amendment increases the cash consideration that a CGC stockholder will have a right to receive after the closing of the merger to include an additional $0.30 in cash per share of CGC common stock, or a total cash payment in the amount of $1.09 per share. The exchange ratio remains fixed at 0.5209 common shares of Gammon Gold for each share of CGC common stock.

Q:	What will I receive in exchange for my CGC common stock in the merger?

A:	If the merger is completed, you will receive 0.5209 common shares of Gammon Gold and a cash payment in the amount of $1.09 per share for each share of CGC common stock you hold immediately prior to the completion of the merger, unless you exercise and perfect your appraisal rights under the DGCL.

Gammon Gold will not issue fractional shares in the merger. Instead, it will pay cash in U.S. dollars for fractional shares of common stock in an amount equal to the fractional interest in a Gammon Gold common share multiplied by the average of the closing sale prices of a Gammon Gold common share on the NYSE for the five trading days immediately preceding the date of completion of the merger.

Q:	When do you currently expect to complete the transaction?

A:	We expect to complete the transaction as soon as practicable after the reconvened special meeting. However, CGC and Gammon Gold cannot assure you when, or if, the transaction will occur or that it will be completed. CGC and Gammon Gold must first obtain the required approval of the CGC stockholders.

Q:	How does the CGC board of directors recommend that CGC stockholders vote?

A:	After careful consideration, and upon the recommendation of a special committee of the CGC board of directors, which is referred to as the M&A Committee, comprised solely of independent directors, the CGC board of directors unanimously approved the plan of merger contained in the amended merger agreement and determined that entry into the amended merger agreement is advisable and in the best interests of CGC and its stockholders. Accordingly, the CGC board of directors unanimously recommends that CGC stockholders vote “FOR” the proposal to approve and adopt the plan of merger contained in the amended merger agreement and “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to adopt the amended merger agreement at the time of the reconvened special meeting.

Q:	Are there risks associated with the merger that I should consider in deciding how to vote?

A:	Yes. There are a number of risks related to the merger, risks related to the combined company if the merger is completed and risks relating to each of Gammon Gold and CGC. In evaluating the merger, you should consider carefully the factors discussed in the section titled “Risk Factors” in the definitive proxy statement/prospectus and in the section titled “Update to Risk Factors” in this second supplement.

Q:	When and where will the CGC special meeting be reconvened?

A:	The CGC special meeting will be reconvened at the offices of Ballard Spahr LLP, located at 1735 Market Street, 51st Floor, Philadelphia, Pennsylvania 19103, on April 1, 2011, at 9:00 a.m., local time.

Q:	Will a proxy solicitor be used?

A:	Yes. Gammon Gold has retained Laurel Hill Advisory Group to assist in the distribution and solicitation of proxies for the special meeting and will pay Laurel Hill Advisory Group. CGC has retained MacKenzie Partners, Inc., or MacKenzie Partners, to provide services related to the contested proxy solicitation to approve the Gammon Gold merger, the consent solicitation and revocation and related matters. A retainer in the amount of $40,000 was paid to MacKenzie Partners upon the execution of the agreement toward a final fee estimated to be between $250,000 and $500,000. In addition, CGC’s directors, officers and employees and Gammon Gold officers and employees may solicit proxies in person or by telephone, e-mail, facsimile transmission or other means of communication, but no additional compensation will be paid to them.

Q:	What do I do if I receive more than one supplement or set of voting instructions?

A:	If you hold shares directly as a record holder and also in “street name,” or otherwise through a nominee, you may receive more than one supplement or set of voting instructions relating to the reconvened special meeting. These should each be voted or returned separately in order to ensure that all of your shares are voted.

Q:	What happens if I sell my shares after the record date but before the reconvened special meeting?

A:	The record date for the reconvened special meeting has not been changed. The record date for the reconvened special meeting is earlier than the date of the reconvened special meeting and the date that the merger is expected to be completed. If you transfer your CGC shares after the record date but before the date of the reconvened special meeting, you will retain your right to vote at the reconvened special meeting (provided that such shares remain outstanding on the date of the reconvened special meeting), but you will not have the right to receive the merger consideration to be received by CGC’s stockholders in connection with the merger. In order to receive the merger consideration, you must hold your CGC shares through completion of the merger.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. If you are a holder of record, you can change your vote at any time before your proxy is voted at the reconvened special meeting by:

•	delivering a signed written notice of revocation to the Secretary of CGC at:

Capital Gold Corporation

76 Beaver Street, 14th Floor

New York, New York 10005

Attn.: Secretary

•	submitting another proxy bearing a later date (in any of the permitted forms); or

•	attending and casting a ballot in person at the reconvened special meeting, although your attendance alone will not revoke your proxy.

If your shares are held in a “street name” account, you must contact your broker, bank or other nominee to change your vote.

Q:	Will I have appraisal rights in connection with the merger?

A:

Under the DGCL, holders of CGC common stock who do not vote for the proposal to approve and adopt the plan of merger contained in the amended merger agreement have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they comply with all requirements of Delaware law, which are summarized in this document. This appraisal amount could be more than, the same as, or less than the amount a CGC stockholder would be entitled to receive under the amended merger agreement. Any holder of CGC common stock intending to exercise appraisal rights, among other things, must submit a written demand for appraisal to CGC prior to the vote on the proposal to approve and adopt the plan of merger contained in the amended merger agreement and must not vote or otherwise submit a proxy in favor of approval and adoption of the plan of merger contained in the amended merger agreement. Failure to follow exactly the procedures specified under Delaware law will result in the loss of appraisal rights. Because of the complexity of the Delaware law relating to appraisal rights, if you are considering exercising your appraisal rights, CGC encourages you to seek the advice of your own legal counsel. These procedures are summarized in the definitive proxy statement/prospectus in the section titled “Proposal No. 1: The Merger — Appraisal Rights.” Please see Annex S-C of this second supplement for the text of the applicable provisions of the DGCL.

Q:	What do I need to do now?

A:	After you have carefully read this second supplement, the first supplement and the definitive proxy statement/prospectus, please vote your shares of CGC common stock. You may do this either by signing, dating and mailing the enclosed proxy card or by submitting your proxy by telephone or through the Internet, using the instructions on the enclosed proxy card. This will enable your shares to be represented and voted at the reconvened special meeting. If you submit a valid proxy and do not indicate how you want to vote, CGC will count your proxy as a vote in favor of the proposals described in this document submitted at the reconvened special meeting.

The CGC board of directors recommends that CGC stockholders vote “FOR” the adoption of the amended merger agreement and “FOR” the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to adopt the amended merger agreement at the time of the reconvened special meeting.

Q:	What happens if I already submitted a proxy for the special meeting convened and adjourned on March 18, 2011?

A:	If you previously submitted a proxy for the special meeting that was convened and adjourned on March 18, 2011, which proxy has not subsequently been revoked, CGC intends to vote those proxies at the reconvened special meeting on April 1, 2011 in the manner specified. You do not need to do anything further unless you wish to revoke or change your vote. If you have not previously voted or if you wish to revoke or change your vote, we urge you to complete, sign, date and promptly mail your enclosed proxy card or cast your vote in person or by delivering your proxy via telephone or via the Internet using the instructions on the proxy card and in the manner described in the definitive proxy statement/prospectus. A proxy may be revoked in writing at any time before the reconvened special meeting in the manner described in the definitive proxy statement/prospectus.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this second supplement, the first supplement or the definitive proxy statement/prospectus, the enclosed proxy card or voting instructions, you should contact:

Laurel Hill Advisory Group Toll free telephone: 1- 800-385-3006 Brokers and banks, please call: (917) 338-3181	MacKenzie Partners, Inc. Toll free telephone: 1-800-322-2885 Tel: (212) 929-5500 Email: proxy@mackenziepartners.com

UPDATE TO SUMMARY

This updated summary highlights selected information from this second supplement and may not contain all of the information that may be important to you. Accordingly, CGC and Gammon Gold urge you to read carefully this entire second supplement together with the first supplement and the definitive proxy statement/prospectus, the annexes hereto and thereto and the other documents to which CGC and Gammon Gold refer you for a more complete understanding of the proposed merger between CGC and Capital Gold AcquireCo, Inc. In addition, CGC and Gammon Gold incorporate by reference into this second supplement, the definitive proxy statement/prospectus, the first supplement and important business and financial information about CGC and Gammon Gold. You may obtain the information incorporated by reference without charge by following the instructions in the section titled “Update to Where You Can Find More Information.” Each item in this summary includes a page reference directing you to a more complete description of that item in this second supplement.

Merger Consideration (see page S-58)

If the merger is completed, you will be entitled to receive as merger consideration, in exchange for each share of CGC common stock you own immediately prior to the merger, 0.5209 common shares of Gammon Gold and a cash payment in the amount of $1.09 per share, unless you exercise and perfect your appraisal rights under the DGCL. If there are fractional shares, you will receive cash in U.S. dollars in an amount equal to the fractional interest in a Gammon Gold common share multiplied by the average of the closing sale prices of a Gammon Gold common share on the NYSE for the five trading days immediately preceding the date of completion of the merger. We refer to these amounts collectively in this second supplement as the merger consideration. Following the merger, you will own shares of Gammon Gold. If the merger is not approved, CGC will remain an independent public company and its common stock will continue to be listed and traded on the NYSE Amex and the TSX.

For example, if the merger was completed on March 10, 2011 and you owned 1,000 shares of CGC common stock immediately prior to the effective time of the merger, you would have received:

•	520 common shares of Gammon Gold;

•	$1,090.00 in cash; and

•

$8.14 in cash for the fractional shares of Gammon Gold common shares (calculated by multiplying 0.90 (the remaining 0.90 fractional interest in a Gammon Gold common share) by the average of the closing sale prices of a Gammon Gold common share on the NYSE for the five trading days immediately preceding March 10, 2011 (the hypothetical date of completion of the merger).

If after the merger has been completed, you hold fewer than 100 common shares of Gammon Gold, you will have a so-called “odd lot” rather than a “round lot”. Trading in odd lots may be more difficult and/or expensive than trading in round lots.

The exchange ratio relating to the Gammon Gold common shares you will receive is a fixed ratio, which means it will not be adjusted based on any changes in the trading price of Gammon Gold common shares or CGC common stock between now and the time the merger is completed. Therefore, the market value of the Gammon Gold common shares you will receive in the merger in exchange for any shares of CGC common stock will depend upon the price of the Gammon Gold common shares at the time the merger is completed and will not be known at the time CGC stockholders vote on the merger.

The following table shows the closing prices for Gammon Gold common shares and CGC common stock and the implied per share value (based on the merger consideration provided for in the amended merger agreement, including Amendment No. 3) in the merger to CGC stockholders for September 24, 2010, the last trading day preceding the announcement by Timmins Gold Corp. detailing its previous non-binding proposal to merge with CGC, September 30, 2010, the last trading day before public announcement of the proposed merger, March 14, 2011, the last trading day before Gammon Gold announced its intent to amend the merger agreement to increase the cash component of the merger consideration, and on March 18, 2011, the last practicable day before the date of this second supplement:

	Gammon Gold Common Shares	CGC Common Stock	Implied Value of One Share of CGC Common Stock(1)
September 24, 2010	$7.26	$3.80	$4.87
September 30, 2010	$7.01	$4.83	$4.74
March 14, 2011	$8.89	$5.34	$5.72
March 18, 2011	$8.67	$5.46	$5.61

(1)	The implied value per share reflects the value of Gammon Gold common shares that CGC stockholders would receive in exchange for each share of CGC common stock if the merger were completed on the date indicated. Such price reflects the 0.5209 of a Gammon Gold common share that CGC stockholders will be entitled to receive for each share of CGC common stock in the merger and a cash payment in the amount of $1.09 per share. Holders of CGC common stock will also receive cash in lieu of any fractional share interests.

For information on recent market prices of the Gammon Gold common shares and CGC common stock, see “Update to Comparative Per Share Market Price and Dividend Information.” See also “Update to Risk Factors.”

Opinion of Stifel, Nicolaus & Company, Incorporated (see page S-44 and Annex S-B)

Stifel, Nicolaus & Company, Incorporated, or Stifel Nicolaus, delivered its opinion to the board of directors of CGC, on March 17, 2011 that, based upon and subject to the factors, considerations, qualifications, limitations and assumptions set forth in the opinion, the per share merger consideration to be paid to the holders of shares of CGC’s common stock (excluding shares owned by Gammon Gold, Capital Gold AcquireCo, Inc. or CGC, shares owned by any locked-up stockholder, and shares issuable upon exercise or conversion of any CGC stock options, warrants or restricted stock) by Gammon Gold in connection with the merger pursuant to the amended merger agreement was fair to such holders of shares, from a financial point of view.

The full text of the written opinion of Stifel Nicolaus, dated March 17, 2011, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex S-B to this second supplement. CGC’s stockholders should read the opinion in its entirety, as well as the section of this second supplement entitled “Update to Proposal No. 1: The Merger — Opinion of Stifel, Nicolaus & Company, Incorporated” beginning on page S-44. Stifel Nicolaus provided its opinion for the information and assistance of the board of directors of CGC in connection with the board of directors of CGC’s consideration of the merger. Stifel Nicolaus addressed its opinion to the board of directors of CGC, and its opinion does not constitute a recommendation to any CGC stockholder as to how such stockholder should vote at the reconvened special meeting with respect to the merger or as to any other action that a stockholder should take with respect to the merger.

Role of Cormark Securities Inc. (see page S-42)

CGC’s board of directors engaged Cormark Securities Inc., or Cormark, to provide financial advisory services and to assist CGC in assessing, structuring and negotiating a business combination to the extent a suitable transaction could be identified.

Recommendation of the CGC Board of Directors (see page S-40)

The CGC board of directors believes that the merger and the other transactions contemplated by the amended merger agreement are in the best interests of CGC stockholders and that the merger consideration is fair to CGC stockholders and has approved the merger and the amended merger agreement and other transactions contemplated thereby, and unanimously recommends that you vote “FOR” the proposal to approve and adopt the plan of merger contained in the amended merger agreement. For the factors considered by the CGC board of directors in reaching its decision to adopt the amended merger agreement and recommend adoption of the amended merger agreement to the CGC stockholders, see “Update to Proposal No.1: The Merger — CGC’s Reasons for the Merger; Recommendation of the CGC Board of Directors.”

Holders of CGC Common Stock Have Appraisal Rights (see Annex S-C)

Under the DGCL, holders of CGC common stock who do not vote for the proposal to approve and adopt the plan of merger contained in the amended merger agreement have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they comply with all requirements of Delaware law, which are summarized in this document. This appraisal amount could be more than, the same as, or less than the amount a CGC stockholder would be entitled to receive under the amended merger agreement. Any holder of CGC common stock intending to exercise appraisal rights, among other things, must submit a written demand for appraisal to CGC prior to the vote on the proposal to approve and adopt the plan of merger contained in the amended merger agreement and must not vote or otherwise submit a proxy in favor of approval and adoption of the plan of merger contained in the amended merger agreement. Failure to follow exactly the procedures specified under Delaware law will result in the loss of appraisal rights. Because of the complexity of the Delaware law relating to appraisal rights, if you are considering exercising your appraisal rights, CGC encourages you to seek the advice of your own legal counsel. Please see Annex S-C for the text of the applicable provisions of the DGCL.

Regulatory Matters (see page S-56)

The completion of the merger was subject to prior notification to and approval by the Mexican Federal Antitrust Commission (Comisión Federal de Competencia Económica). On February 17, 2011, Gammon Gold and CGC received regulatory approval from the Mexican antitrust authority with respect to the proposed merger.

Gammon Gold was obligated under the merger agreement to cause the Gammon Gold common shares issuable in the merger to be approved for listing on the TSX and the NYSE, subject to official notice of issuance, prior to the completion of the merger, which Gammon Gold received on January 18, 2011 and March 14, 2011, respectively.

Termination Fees and Expenses (see page S-56)

On March 9, 2011, CGC, Gammon Gold and Capital Gold AcquireCo, Inc. entered into Amendment No. 2. Pursuant to Amendment No. 2, the termination fee payable by CGC, under certain circumstances, was reduced from $10.3 million to $5.75 million. In addition, Gammon Gold’s ability to terminate the agreement for any reason with the payment of a $2 million termination fee was eliminated.

Litigation Related to the Merger (see page S-57)

In the definitive proxy statement/prospectus, reference is made to thirteen putative shareholder class action complaints that were filed challenging the transaction, including six that were filed in the Delaware Court of Chancery and later consolidated, referred to as the Delaware Actions. On March 9, 2011, counsel to the parties to the Delaware Actions entered into a Memorandum of Understanding that expresses an agreement in principle to settle the Delaware Actions, subject to approval by the Delaware Court of Chancery and on terms and conditions that include, among other things, certain supplemental disclosures that were contained in the first supplement and certain amendments to the terms of the merger agreement, as discussed in the first supplement. If the Delaware Court of Chancery approves the settlement contemplated in the Memorandum of Understanding, the Delaware Actions will be dismissed with prejudice. Subject to court approval of the settlement, counsel for the purported class will apply to the Delaware Court of Chancery for attorneys’ fees and expenses in connection with the actions. The settlement will not take effect unless the merger between Gammon Gold and Capital Gold is consummated. The material terms of the settlement will be described in a notice that will be filed with the SEC at a later date.

In the definitive proxy statement/prospectus, reference is made to six class action complaints relating to the proposed merger that were filed in New York Supreme Court, New York County. These actions were consolidated on February 18, 2011, under the caption In re Capital Gold Corporation Shareholder Litigation, No. 651651/2010, referred to as the Consolidated New York Action. On March 2, 2011, plaintiffs in the Consolidated New York Action filed a consolidated amended class action complaint. Defendants must answer, move or otherwise respond to the consolidated amended class action complaint by April 16, 2011.

In the definitive proxy statement/prospectus, reference is made to a class action complaint relating to the proposed merger filed in the United States District Court for the Southern District of New York, under the caption Boehm v. Capital Gold Corp., et al., No. 10-CV-8818(RMB)(RLE), referred to as the Boehm New York Action. On February 18, 2011, plaintiff in the Boehm New York Action filed an amended complaint. On February 25, 2011, defendants moved to stay or in the alternative dismiss the Boehm New York Action. On February 28, 2011, plaintiff’s request for expedited discovery was denied. On March 4, 2011, plaintiff filed a motion for preliminary injunction, which defendants responded to on March 8, 2011. On March 14, 2011, the court in the Boehm New York Action denied (as withdrawn) plaintiff’s motion for a preliminary injunction, stayed the case in favor of the Delaware proceeding, and denied plaintiff’s request for attorneys’ fees.

Reconvening of the CGC Special Meeting (see page S-36)

CGC plans to reconvene its special meeting of stockholders on April 1, 2011, at 9:00 a.m., local time, at the offices of Ballard Spahr LLP, located at 1735 Market Street, 51st Floor, Philadelphia, Pennsylvania. At the reconvened special meeting, CGC stockholders will be asked to adopt the amended merger agreement pursuant to which Capital Gold AcquireCo, Inc. will merge with and into CGC, and the separate corporate existence of Capital Gold AcquireCo, Inc. will cease and CGC will survive as a wholly-owned subsidiary of Gammon Gold. In addition, CGC stockholders will be asked to vote upon a proposal to approve adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to adopt the amended merger agreement at the time of the reconvened special meeting.

Risk Factors (see page S-11)

In evaluating the merger and the amended merger agreement, you should read carefully the definitive proxy statement/prospectus and the first supplement previously provided to you and this second supplement and especially consider the factors discussed in the section titled “Risk Factors” beginning on page 19 of the definitive proxy statement/prospectus and the section titled “Update to Risk Factors” beginning on page S-11 of this second supplement.

UPDATE TO RISK FACTORS

In addition to the other information included or incorporated by reference in this second supplement, the first supplement and the definitive proxy statement/prospectus, you should carefully consider the matters described below relating to the proposed merger in deciding whether to vote for approval of the plan of merger. Although Gammon Gold and CGC believe that the matters described below cover the material risks related to the merger, they may not contain all of the information that is important to you in evaluating the merger. Accordingly, we urge you to read this entire second supplement, the first supplement and the definitive proxy statement/prospectus, including the annexes hereto and thereto and the information included or incorporated by reference in this document. Please also refer to the additional risk factors identified in the periodic reports and other documents of Gammon Gold and CGC incorporated by reference into this second supplement and listed in the section entitled “Update to Where You Can Find More Information.”

Because the exchange ratio for the stock consideration is fixed and the market price of Gammon Gold common shares may fluctuate, you cannot be certain of the dollar value of the stock consideration that you will receive upon completion of the merger.

Upon completion of the merger, each CGC stockholder of record will be entitled to receive, in exchange for each share of CGC common stock owned by such stockholder, 0.5209 Gammon Gold common shares and a cash payment in the amount of $1.09 per share (plus cash in lieu of any fractional share interests), unless such stockholder exercises and perfects his or her appraisal rights under the DGCL. Because the exchange ratio for the stock consideration of 0.5209 Gammon Gold common shares is fixed, the value of the Gammon Gold common shares that may be issued to you as stock consideration in the merger will depend on the market price of Gammon Gold common shares at the time they are issued. There will be no adjustment to the fixed number of Gammon Gold common shares that may be issued to you as stock consideration based upon changes in the market price of Gammon Gold common shares or CGC common stock prior to the closing.

The market price of Gammon Gold common shares at the time the merger is completed may vary from the price of Gammon Gold common shares on the date the merger agreement was executed, on the date of this second supplement and on the date of the reconvened special meeting as a result of various factors that are beyond the control of Gammon Gold and CGC, including the following:

•	the prices of gold and silver;

•	changes in the business, operations or prospects of Gammon Gold or CGC;

•	governmental or regulatory developments, including any limitations on or conditions to consummation of the merger;

•	changes in the interest rate environment;

•	changes in general economic conditions and the outlook for economic conditions;

•	changes in securities markets, including changes due to terrorist activities, other world events or other factors;

•	changes in currency exchange rates including changes in U.S. dollar/Canadian dollar exchange rates, which may affect the trading prices of Gammon Gold’s common shares as reported in U.S. dollars;

•	competing proposals related to the proposed merger by a third party, including Timmins Gold Corp.;

•	the outcome of litigation related to the proposed merger; and

•	the timing of the completion of the proposed merger.

In addition to the approval of CGC’s stockholders, completion of the merger is subject to receipt of regulatory approvals and satisfaction of other conditions that may not occur until some time after the reconvened special meeting. Therefore, at the time of the reconvened special meeting you will not know the precise U.S. dollar value of the stock consideration you may become entitled to receive at the closing of the merger. You are urged to obtain a current market quotation for Gammon Gold common shares.

Future results of the combined company may differ materially from the Unaudited Pro Forma Condensed Combined Financial Information of Gammon Gold and CGC presented in this second supplement.

The future results of Gammon Gold, as the combined company following the merger, may be materially different from those shown in the unaudited pro forma financial information presented in this second supplement that show only a combination of Gammon Gold’s and CGC’s historical results, after giving effect to the acquisition by CGC of Nayarit Gold and the merger. Gammon Gold has estimated that Gammon Gold will record approximately $7 million of aggregate acquisition-related fees and expenses, as described in the notes to the pro forma financial information included in this second supplement. In addition, the final amount of any charges relating to acquisition accounting adjustments that Gammon Gold may be required to record will not be known until following the closing of the merger. These expenses and charges may be higher or lower than estimated.

The fairness opinion obtained by CGC from Stifel Nicolaus will not reflect subsequent changes.

In connection with the proposed merger, Stifel Nicolaus delivered to the CGC board of directors its opinion dated as of March 17, 2011. The opinion of Stifel Nicolaus stated that, as of such date of its opinion and based upon and subject to the factors and assumptions set forth in such opinion, the total amount of cash and stock consideration to be received pursuant to the amended merger agreement was fair, from a financial point of view, to the holders of the outstanding shares of CGC common stock. The opinion does not reflect changes that may occur or may have occurred after the date of the opinion, including changes to the operations and prospects of Gammon Gold or CGC, changes in general market and economic conditions or regulatory or other factors. Any such changes, or other factors on which the opinion is based, may materially alter or affect the relative values of Gammon Gold or CGC.

CGC’s merger with Gammon Gold is subject to certain conditions to closing that could result in the merger not being consummated or being delayed, either of which could negatively impact CGC’s stock price and future business and results of operations.

Consummation of the merger is subject to a number of customary conditions, including, but not limited to, the approval of the amended merger agreement by the stockholders of CGC. There is no assurance that CGC will receive the necessary approvals or satisfy the other conditions necessary for completion of the merger. If any of the conditions to the merger are not satisfied or, where waiver is permissible, not waived, the merger will not be consummated. Failure to complete the merger would prevent CGC from realizing the anticipated benefits of the merger. CGC has already and expects to continue to incur significant costs associated with transaction fees, professional services, taxes and other costs related to the merger. In the event that the merger is not completed, CGC will remain liable for these costs and expenses. Furthermore, if the merger is not consummated, under some circumstances we may be required to promptly pay a $5.75 million termination fee to Gammon Gold, which could impact CGC’s liquidity and results of operations. In addition, the current market price of CGC’s common stock may reflect a market assumption that the merger will occur, and a failure to complete the merger could result in a negative perception by the market of CGC generally and a resulting decline in the market price of CGC common stock. Any delay in the consummation of the merger or any uncertainty about the consummation of the merger could also negatively impact CGC’s stock price and future business and results of operations. The merger may not be consummated, there may be a delay in the consummation of the merger or the merger may not be consummated on the terms contemplated by the amended merger agreement.

Whether or not the merger is completed, the announcement and pendency of the merger could impact or cause disruptions in CGC’s business, which could have an adverse effect on CGC’s business and results of operations.

Whether or not the merger is consummated, the announcement and pendency of the merger could cause disruptions in or otherwise negatively impact CGC’s business and results of operations. Among others:

•	CGC’s employees may experience uncertainty about their future roles with the combined company, which might adversely affect CGC’s ability to retain and hire key personnel and other employees;

•

the attention of CGC’s management may be directed toward the completion of the merger and transaction-related considerations and may be diverted from the day-to-day operations and pursuit of other opportunities that could have been beneficial to CGC’s business; and

•	distributors or other vendors or suppliers may seek to modify or terminate their business relationships with CGC.

These disruptions could be exacerbated by a delay in the completion of the merger or termination of the amended merger agreement and could have an adverse effect on CGC’s business, results of operations or prospects if the merger is not completed or the business, results of operations or prospects of the combined company if the merger is completed.

Several lawsuits have been filed against CGC and other parties challenging the merger, and an adverse judgment in such lawsuits may prevent the merger from becoming effective or from becoming effective within the expected timeframe.

CGC, the members of CGC’s board of directors, Gammon Gold, and in some instances CGC’s CFO have been named as defendants in purported class action lawsuits brought by CGC stockholders challenging the proposed merger, seeking, among other things, to enjoin the defendants from consummating the merger on the agreed-upon terms.

On March 9, 2011, counsel to the parties to the Delaware Actions entered into a Memorandum of Understanding that expresses an agreement in principle to settle the Delaware Actions, subject to approval by the Delaware Court of Chancery and on terms and conditions that include, among other things, certain supplemental disclosures that were contained in the first supplement and certain amendments to the terms of the merger agreement, as discussed in the first supplement. If the Delaware Court of Chancery approves the settlement contemplated in the Memorandum of Understanding, the Delaware Actions will be dismissed with prejudice. Subject to court approval of the settlement, counsel for the purported class will apply to the Delaware Court of Chancery for attorneys’ fees and expenses in connection with the actions. The settlement will not take effect unless the merger between Gammon Gold and Capital Gold is consummated. The material terms of the settlement will be described in a notice that will be filed with the SEC at a later date.

The outcome of the pending and potential future litigation is difficult to predict and quantify and the defense of such claims or actions can be costly. In addition to diverting financial and management resources and general business disruption, CGC may suffer from adverse publicity that could harm CGC’s reputation, regardless of whether the allegations are valid or whether CGC is ultimately held liable. A temporary or permanent injunction could delay or prevent completion of the merger and such delay or failure of the transaction could cause the adverse results discussed above.

A judgment or settlement that is not covered by or is significantly in excess of CGC’s insurance coverage for any claims, or our obligations to indemnify the individual defendants, could materially and adversely affect CGC’s financial condition, results of operations and cash flows.

The price of CGC’s common stock may decline if no business combination transaction is approved.

Following the announcement that CGC may enter into a business combination transaction, the price of CGC’s common stock materially appreciated. The public markets may have already priced the perceived value of the post-business combination company into the price of CGC’s common stock. Therefore, if a business combination is not consummated, CGC’s share price may decline.

The Timmins Gold Corp. consent solicitation may disrupt CGC’s management and operations.

Timmins Gold Corp. has filed a consent solicitation with the Securities and Exchange Commission, or the SEC, to remove CGC’s board of directors and replace the board with its own slate of directors. The directors selected by Timmins Gold Corp. have no mining industry experience. If the consent solicitation is commenced and is successful, the new board may implement changes that could disrupt the management and/or operations of CGC, which could adversely affect CGC’s results of operations.

UPDATE TO COMPARATIVE PER SHARE DATA

The following tables present, as at the dates and for the periods indicated, selected historical and pro forma consolidated per share financial information of Gammon Gold and CGC. You should read this information in conjunction with, and the information is qualified in its entirety by, the consolidated financial statements and accompanying notes of Gammon Gold and CGC incorporated into this second supplement by reference. See “Update to Where You Can Find More Information.”

The pro forma amounts in the tables below are presented for informational purposes only. You should not rely on the pro forma consolidated or pro forma equivalent amounts as being necessarily indicative of the financial position or results of operations of Gammon Gold or CGC that would have actually occurred had the transaction been effective during the periods presented or of the future financial position or results of operations of Gammon Gold or CGC. The pro forma consolidated financial information as at or for the periods presented may have been different had the transaction actually been effective as at or during those periods. The pro forma information, although helpful in illustrating the financial characteristics of the pro forma consolidated company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and merger-related costs, or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results.

Gammon Gold Historical and Pro Forma Common Share Data

The following table presents the earnings (loss) per share, dividends per share and book value per share with respect to Gammon Gold on a historical basis and pro forma consolidated basis giving effect to the merger. The Gammon Gold pro forma consolidated amounts are presented as if the transaction had been effective for the period presented based on the acquisition method of accounting. The Gammon Gold pro forma consolidated amounts do not include any cost savings or revenue enhancements which may arise from the merger, and do not include restructuring or integration costs.

	As at and for the Nine Months Ended September 30, 2010	As at and for the Year Ended December 31, 2009
	(U.S.$)	(U.S.$)
Basic Earnings (Loss) Per Share:
Gammon Gold historical (Canadian GAAP)	(1.24)	0.07
Gammon Gold historical (U.S. GAAP)	(1.33)	(0.08)
Gammon Gold pro forma consolidated (U.S. GAAP)(1)	(1.06)	(0.06)
Diluted Earnings (Loss) Per Share:
Gammon Gold historical (Canadian GAAP)	(1.24)	0.07
Gammon Gold historical (U.S. GAAP)	(1.33)	(0.08)
Gammon Gold pro forma consolidated (U.S. GAAP)(1)	(1.06)	(0.06)
Dividends Per Share:
Gammon Gold historical and pro forma(2)	—	—
Book Value Per Share at Period End:
Gammon Gold historical (Canadian GAAP)	4.59	5.77
Gammon Gold historical (U.S. GAAP)	3.87	5.13
Gammon Gold pro forma consolidated (U.S. GAAP)(1)	4.59	N/A

(1)	Pro forma consolidated amounts are calculated by adding together the historical amounts reported by Gammon Gold and CGC based on each entity’s most recent financial information as filed with the SEC, reconciled to U.S. GAAP as adjusted for certain items related to the proposed merger, including (i) estimated acquisition accounting adjustments to be recorded in connection with the merger (consisting of fair value adjustments for assets acquired and liabilities assumed and adjustments for intangible assets established, and the resulting amortization/accretion of these adjustments over appropriate future periods) and (ii) the estimated number of Gammon Gold common shares to be issued upon closing of the merger based upon the terms of the amended merger agreement. The pro forma adjustments assume completion of the merger as at the beginning of the period indicated.

(2)	Gammon Gold pro forma consolidated results for the nine months ended September 30, 2010 and year ended December 31, 2009 were calculated using the latest annual financial information filed with the SEC. CGC’s results for the six months ended January 31, 2010, the twelve months ended July 31, 2010 and the three months ended October 31, 2010 have been used to calculate the Gammon Gold pro forma combined results for the nine months ended September 30, 2010 and the year ended December 31, 2009. Financial information for the three months ended October 31, 2010 of Nayarit Gold is included in the unaudited consolidated interim financial statements of CGC for the three months ended October 31, 2010 because CGC’s acquisition of Nayarit Gold was completed on August 2, 2010. Nayarit Gold’s results prior to the acquisition by CGC for the twelve months ended September 30, 2009, the three months ended December 31, 2009 and the six months ended June 30, 2010 have been used to calculate Gammon Gold’s pro forma consolidated results for the nine months ended September 30, 2010 and the year ended December 31, 2009, in order to provide the additional information necessary to assess the implications of the merger between CGC and Nayarit Gold on August 2, 2010.

CGC Historical Share Data and Unaudited Pro Forma Equivalent Share Data

The following table presents the earnings per share, dividends per share and book value per share with respect to CGC on a historical basis and an equivalent basis. The equivalent amounts with respect to the CGC common stock are calculated by multiplying the CGC historical amount by the exchange ratio of 0.5209 Gammon Gold common shares constituting the stock consideration.

	As at and for the Six Months Ended January 31, 2011	As at and for the Year Ended July 31, 2010
	(U.S.$)	(U.S.$)
Basic Earnings Per Share:
CGC historical	$0.13	$0.25
CGC equivalent	0.07	0.13
Diluted Earnings Per Share:
CGC historical	$0.13	$0.25
CGC equivalent	0.07	0.13
Dividends Per Share:
CGC historical	—	—
CGC equivalent	—	—
Book Value Per Share at Period End:
CGC historical	$1.81	$1.04
CGC equivalent	0.94	0.54

UPDATE TO COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Gammon Gold’s common shares are listed on the NYSE and the TSX under the trading symbols “GRS” and “GAM,” respectively. CGC’s common stock is listed on the NYSE Amex and the TSX under the trading symbol “CGC.” The following table sets forth, for the respective periods and dates indicated, the high and low closing prices per share of CGC common stock as reported on the NYSE Amex and the TSX, and the high and low closing prices per Gammon Gold common share as reported on the NYSE Composite Tape and the TSX. The TSX closing prices of Gammon Gold common shares and CGC common stock are presented in Canadian dollars, and the NYSE closing prices of Gammon Gold common shares and the NYSE Amex closing prices of CGC common stock are presented in U.S. dollars. For comparison purposes, the following table uses calendar quarters, but it should be noted that CGC’s fiscal year end is July 31 and Gammon Gold’s fiscal year end is December 31.

	NYSE (U.S.$)		TSX (C$)		NYSE Amex (U.S.$)		TSX (C$)
	Gammon Gold Common Shares		Gammon Gold Common Shares		CGC Common Stock		CGC Common Stock
	High	Low	High	Low	High	Low	High	Low
Period
August 2010	$7.26	$5.80	$7.64	$6.00	$3.75	$3.25	$3.84	$3.45
September 2010	7.50	6.75	7.70	6.98	4.83	3.32	4.95	3.42
October 2010	7.35	6.67	7.40	6.88	4.82	4.30	4.91	4.41
November 2010	7.11	6.23	7.12	6.35	4.61	4.22	4.68	4.32
December 2010	8.19	6.82	8.20	6.92	5.13	4.60	5.19	4.64
January 2011	8.31	7.20	8.22	7.15	5.24	4.58	5.07	4.57
February 2011	9.29	7.83	9.20	7.71	5.65	4.87	5.60	4.81
March 2011 (through March 18, 2011)	9.25	8.22	8.98	8.15	5.62	5.21	5.46	5.15
2008
First Quarter	$10.26	$6.02	$10.17	$6.05	$3.12	$2.48	$3.32	$2.32
Second Quarter	10.88	7.24	10.96	7.41	2.86	2.42	2.92	2.40
Third Quarter	11.23	6.58	10.81	6.81	2.80	1.76	2.80	1.80
Fourth Quarter	7.19	2.28	7.73	2.95	1.84	1.08	2.12	1.28
2009
First Quarter	$7.88	$4.59	$10.00	$5.43	$2.84	$1.56	$3.60	$1.86
Second Quarter	8.57	5.92	9.46	7.26	2.86	2.08	3.16	2.52
Third Quarter	8.51	6.14	9.16	6.63	2.68	2.20	2.92	2.48
Fourth Quarter	12.20	7.84	12.80	8.45	4.24	2.36	4.40	2.56
2010(1)
First Quarter	$12.02	$7.19	$12.44	$7.27	$3.90	$2.94	$4.00	$3.12
Second Quarter	8.04	5.46	8.30	5.82	4.24	3.16	4.39	3.31
Third Quarter	7.50	5.27	7.70	5.47	4.83	3.25	4.95	3.42
Fourth Quarter	8.19	6.23	8.20	6.35	5.13	4.22	5.19	4.32
2011
First Quarter (through March 18, 2011)	$9.29	$7.20	$9.20	$7.15	$5.65	$4.58	$5.60	$4.57
Last five calendar years
2006	$18.38	$9.25	$21.27	$10.49	$1.72	$1.04	$1.92	$1.22
2007	18.56	6.89	21.55	6.84	3.24	1.42	3.08	1.56
2008	11.23	2.28	10.96	2.95	3.12	1.08	3.32	1.28
2009	12.20	4.59	12.80	5.43	4.24	1.56	4.40	1.86
2010	12.02	5.27	12.44	5.47	4.95	2.94	4.99	3.12

(1)	Amounts reflected in the two CGC columns have been adjusted for the 4-for-1 reverse stock split that occurred during the fiscal year ended July 31, 2010.

UPDATE TO SELECTED HISTORICAL CONSOLIDATED AND COMBINED FINANCIAL DATA

OF CAPITAL GOLD

The following table sets forth certain selected consolidated financial information of CGC prepared in accordance with U.S. GAAP. This information as at and for the six months ended January 31, 2011 and 2010 and as at and for each of the years in the five year period ended July 31, 2010 has been derived from the consolidated financial statements of CGC and notes to the consolidated financial statements as filed with the SEC. The information presented below is only a summary and should be read in conjunction with the respective audited financial statements of CGC, including the notes thereto, incorporated by reference in this second supplement. See “Update to Where You Can Find More Information.”

	At and for the Six Months Ended January 31,		Fiscal Year Ended July 31,
	2011(4)	2010	2010	2009	2008	2007	2006
	(unaudited)		(in thousands)
	(in thousands)
Statement of Operations Data:
Revenues(1)	$38,989	$24,955	$60,645	$42,757	$33,104	$—	$—
Net income (loss)	8,242	5,884	11,994	10,407	6,364	(7,472)	(4,805)
Income (loss) per share — Basic(2)	0.13	0.12	0.25	0.22	0.15	(0.20)	(0.17)
Income (loss) per share — Diluted(2)(3)	0.13	0.12	0.25	0.21	0.13	—	—
Weighted average shares outstanding — Basic	61,150,592	48,505,818	48,512,828	48,315,116	43,760,000	37,452,816	28,051,118
Weighted average shares outstanding — Diluted(3)	61,403,902	49,861,776	48,703,035	49,882,770	48,867,282	37,452,816	28,051,118

Balance Sheet Data:
Cash and cash equivalents	$8,863	$4,943	$12,125	$6,448	$10,992	$2,225	$2,741
Inventories	40,547	26,397	34,849	21,405	13,113	3,171	—
Property and equipment, net	72,376	24,725	21,390	18,492	22,617	17,817	1,036
Total assets	151,138	63,636	72,495	52,484	53,189	30,806	9,979
Reclamation and remediation liability	2,769	1,854	2,373	1,594	1,666	1,249	—
Long-term debt	—	2,600	800	4,400	8,375	12,500	—
Total debt	2,600	6,200	4,400	8,000	12,500	12,500	—
Total stockholders’ equity	111,250	45,250	50,929	35,765	32,507	15,241	9,453

(1)	There were no revenues for the fiscal years ended July 31, 2007 and 2006 because CGC’s first gold sale from production was in August 2007. Certain reclassifications and restatements have been made to conform to the current presentation.
(2)	Amounts were adjusted for retroactive effect of 4-for-1 reverse stock split.
(3)	The effect of stock options and warrants was considered anti-dilutive because CGC incurred losses for the fiscal years ended July 31, 2007 and 2006. Accordingly, CGC’s presentation of diluted net loss per share is the same as that of basic net loss per share.
(4)	Amounts include CGC acquisition of Nayarit Gold as of August 2, 2010.

Acquisition of Nayarit Gold Inc.

On August 2, 2010, CGC completed its acquisition of Nayarit Gold Inc. As a result of this transaction, Nayarit Gold became a wholly-owned subsidiary of CGC. In connection with the transaction, each outstanding share of Nayarit Gold common stock was converted into 0.134048 shares of CGC common stock, plus cash paid in lieu of any fractional share. CGC issued 12,454,354 shares of its common stock to Nayarit Gold’s then current stockholders in the transaction and has reserved for issuance an additional 1,621,981 and 903,483 shares of CGC common stock upon the exercise of former Nayarit Gold warrants and options, respectively. Based upon the closing price of CGC’s common stock on August 2, 2010, the consideration received by Nayarit Gold shareholders had a value of approximately $47.6 million as detailed below.

	Conversion Calculation	Estimated Fair Value	Form of Consideration
	(In thousands, except per share amounts)
Number of Nayarit Gold shares outstanding as of the transaction date	92,910
Exchange ratio(1)	0.134048

Number of shares issued to Nayarit Gold shareholders	12,454
Value of Capital Gold common stock issued(1)	$3.71	$46,206	Capital Gold common stock
Value of Nayarit Gold’s options and warrants to be exchanged for Capital Gold options and warrants(2)		1,393	Capital Gold stock options and warrants

Total consideration transferred		$47,599

(1)	In accordance with ASC 805, the fair value of equity securities issued as part of the consideration transferred was the closing market price of CGC’s common stock on the effective date of the acquisition. The pro forma shares issued equaled 12,454,354 shares of CGC common stock, which is calculated by multiplying 0.134048 by 92,909,659, being the number of shares of Nayarit Gold common stock outstanding on August 2, 2010. Nayarit Gold shareholders own approximately 20.4% of the issued and outstanding shares of CGC common stock.
(2)	Represents the fair value to acquire 1,621,981 and 903,483 shares of CGC common stock upon the exercise of former Nayarit Gold warrants and options, respectively. The fair value of the warrants and options were estimated using the Black-Scholes valuation model utilizing the assumptions noted below.

Stock price	$3.71
Post conversion strike price	$3.28 — 9.92
Average expected volatility	70%
Dividend yield	None
Average risk-free interest rate	0.29%
Average contractual term	0.79 years
Black-Scholes average value per warrant and option	$0.57

The expected volatility of CGC’s stock price is based on the average historical volatility, which is based on daily observations and duration consistent with the expected life assumption and implied volatility. The average contractual term of the warrants and options is based on the remaining contractual exercise term of each warrant and option. The risk free interest rate is based on U.S. treasury securities with maturities equal to the expected life of the warrants and options.

The transaction has been accounted for using the acquisition method of accounting which requires, among other things, the assets acquired and liabilities assumed to be recognized at their fair values as of the acquisition date. The following table summarizes the estimated fair values of major assets acquired and liabilities assumed on August 2, 2010:

Fair Value
(in thousands)
Cash and cash equivalents	$50
Short-term investments	2
Prepaid expenses and sundry receivables	1,238
Property, plant and equipment	196
Mineral interests — indicated and inferred	43,780
Exploration interests	16,730
Goodwill	3,394
Accounts payable and liabilities assumed	(1,336)
Deferred tax liability	(16,455)

Net assets acquired	$47,599

A single estimate of fair value results from a complex series of judgments about future events and uncertainties and relies heavily on estimates and assumptions. CGC’s judgments used to determine the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, can materially impact CGC’s results from operations. CGC’s management allocated the acquisition cost to the assets acquired and liabilities assumed based on the estimated fair value of Nayarit Gold’s tangible and identifiable assets and liabilities. The amount allocated to the mineral and exploration interests was based on a valuation report prepared by a third party appraisal firm. The allocation is considered final as of the date of this report as management reviewed certain of the underlying assumptions and calculations used in the allocation to the assets and liabilities of Nayarit Gold that were acquired.

During the six months ended January 31, 2011, CGC incurred transaction costs consisting primarily of legal, professional, investment advisory and accounting fees of $971. These costs are included in general and administrative expenses on the consolidated statement of operations.

Pro forma Information

The following unaudited pro forma results of operations of CGC for the six months ended January 31, 2011 and 2010 assume that the acquisition of the operating assets of the significant business acquired during 2010 and 2009 had occurred on August 1 of the respective year in which the business was acquired and for the comparable period only (i.e., 2010 acquisitions are reflected in 2009). These unaudited pro forma results are not necessarily indicative of either the actual results of operations that would have been achieved had the companies been combined during these periods, nor are they necessarily indicative of future results of operations.

	Six Months Ended January 31, 2011	Six Months Ended January 31, 2010
	(in thousands)
Revenues	38,989	24,955
Net income (loss)	8,242	4,231
Income (loss) per common share:
Basic — net income (loss)	0.13	0.07
Diluted — net income (loss)	0.13	0.07

As of February 14, 2011, there were approximately 170 stockholders of record of Gammon Gold common shares and approximately 970 stockholders of record of CGC common stock. Neither Gammon Gold nor CGC has ever paid cash dividends on its common shares or common stock, respectively, and neither anticipates paying cash dividends in the foreseeable future.

Following completion of the merger, Gammon Gold common shares will continue to be listed on the NYSE and the TSX, and there will be no further market for CGC common stock.

The following table shows the closing prices for Gammon Gold common shares and CGC common stock and the implied per share value (based on the merger consideration provided for in the amended merger agreement, including Amendment No. 3) in the merger to CGC stockholders for September 24, 2010, the last trading day preceding the announcement by Timmins Gold Corp. detailing its previous non-binding proposal to merge with CGC, September 30, 2010, the last trading day before the public announcement of the proposed merger, March 14, 2011, the last trading day before Gammon Gold announced its intent to amend the merger agreement to increase the cash component of the merger consideration, and on March 18, 2011, the last practicable day before the date of this second supplement. We urge you to obtain current market quotations for both Gammon Gold common shares and CGC common stock.

	Gammon Gold Common Shares (U.S.$)	CGC Common Stock (U.S.$)	Implied Value of One Share of CGC Common Stock (U.S.$)(1)
September 24, 2010	$7.26	$3.80	$4.87
September 30, 2010	$7.01	$4.83	$4.74
March 14, 2011	$8.89	$5.34	$5.72
March 18, 2011	$8.67	$5.46	$5.61

(1)	The implied value per share reflects the value of Gammon Gold common shares that CGC stockholders would receive in exchange for each share of CGC common stock if the merger were completed on the date indicated. Such price reflects the 0.5209 of a Gammon Gold common share that CGC stockholders will be entitled to receive for each share of CGC common stock in the merger and a cash payment in the amount of $1.09 per share. Holders of CGC common stock will also receive cash in lieu of any fractional share interests.

UPDATE TO CURRENCY EXCHANGE RATE DATA

The following tables show, for the date or periods indicated, certain information regarding the U.S. dollar/Canadian dollar exchange rate and the Canadian dollar/U.S. dollar exchange rate. The information is based on the noon buying rate as reported by the Bank of Canada.

	C$ per U.S.$1.00		U.S.$ per C$1.00
September 30, 2010	C$	1.0298	U.S.$	0.9711
(the last trading day before public announcement of the proposed merger)
March 18, 2011	C$	0.9844	U.S.$	1.0158

	Average Rate(1)
	C$ per U.S.$1.00		U.S.$ per C$1.00
Year Ended December 31,
2005	C$	1.2085	U.S.$	0.8275
2006		1.1308		0.8843
2007		1.0666		0.9376
2008		1.0716		0.9332
2009		1.1374		0.8792
Nine Months Ended September 30,
2009		1.1631		0.8598
2010		1.0416		0.9601

(1)	The average rate is calculated as the average of the noon buying rate as reported by the Bank of Canada on the last day of each month during the period.

The following table shows the high and low U.S. dollar/Canadian dollar exchange rates for each of the months indicated. The information is based on the noon buying rate as reported by the Bank of Canada.

	High		Low
	(C$ per U.S.$1.00)
September 2010	C$	1.0520	C$	1.0222
October 2010		1.0320		1.0030
November 2010		1.0264		1.0013
December 2010		1.0178		0.9946
January 2011		1.0022		0.9862
February 2011		0.9955		0.9739

UPDATE TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL INFORMATION

(expressed in thousands of U.S. dollars, unless otherwise noted)

The unaudited pro forma condensed consolidated income statement for the fiscal year ended December 31, 2009 and for the nine months ended September 30, 2010 combine the historical consolidated income statements of Gammon Gold and CGC, giving effect to the merger of Gammon Gold and CGC as if it had occurred on January 1, 2009.

The unaudited pro forma condensed consolidated balance sheet as of September 30, 2010 combines the historical consolidated balance sheets of Gammon Gold and CGC, giving effect to the merger as if it had occurred on September 30, 2010. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the income statements, expected to have a continuing impact on the consolidated results. The unaudited pro forma condensed consolidated financial information has been prepared in accordance with U.S. GAAP and should be read in conjunction with the accompanying notes to the unaudited pro forma condensed consolidated financial statements.

On August 2, 2010, prior to the proposed merger of Gammon Gold and CGC, CGC acquired Nayarit Gold pursuant to a merger agreement. Following the completion of this transaction, the combined entity became known as CGC. The operating results and financial position of Nayarit Gold are reflected in the financial statements of CGC as at and for the three months ended October 31, 2010. The operating results of Nayarit Gold are not reflected in the financial statements of CGC for any periods prior to August 2, 2010. Management of Gammon Gold has reflected the consolidated financial information of Nayarit Gold in the pro forma condensed consolidated income statements for the year ended December 31, 2009 and the nine months ended September 30, 2010 in order to provide the additional information necessary to assess the implications of the merger with CGC.

Management has determined that no material adjustments to the CGC or Nayarit Gold financial statements are required to comply with the accounting policies used by Gammon Gold in the preparation of its consolidated financial statements.

In addition, the unaudited pro forma condensed consolidated financial information was based on and should be read in conjunction with the:

•

separate historical consolidated audited financial statements of Gammon Gold as at and for the year ended December 31, 2009, prepared in accordance with Canadian GAAP, and the supplemental financial statement schedule entitled “Reconciliation with United States Generally Accepted Accounting Principles,” and the related notes included in Gammon Gold’s Annual Report on Form 40-F for the fiscal year ended December 31, 2009, as amended by Amendment No.1 to Form 40-F/A for the fiscal year ended December 31, 2009, which are incorporated by reference to this second supplement;

•

unaudited consolidated financial statements of Gammon Gold as at and for the nine months ended September 30, 2010, prepared in accordance with Canadian GAAP and the supplemental financial statement schedule entitled “Reconciliation with United States Generally Accepted Accounting Principles,” and the related notes included in Gammon Gold’s Report of Foreign Issuer on Form 6-K filed on December 10, 2010 which is incorporated by reference into this second supplement;

•

audited consolidated financial statements of CGC as at and for the fiscal year ended July 31, 2010 and 2009, prepared in accordance with U.S. GAAP, and the related notes included in CGC’s Annual Report on Form 10-K for the fiscal year ended July 31, 2010, which is incorporated by reference into this second supplement;

•	unaudited consolidated financial statements of CGC as at and for the six months ended January 31, 2010 and 2009, prepared in accordance with U.S. GAAP, and the related notes included in CGC’s

Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2010, which is incorporated by reference into this second supplement;

•

unaudited consolidated financial statements of CGC as at and for the three months ended October 31, 2010 and 2009, prepared in accordance with U.S. GAAP, and the related notes included in CGC’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2010, which is incorporated by reference into this second supplement;

•

unaudited interim consolidated financial statements of Nayarit Gold as at and for the nine months ended June 30, 2010, prepared in accordance with Canadian GAAP and reconciled to U.S. GAAP, and the related notes included in Annex E to this proxy statement/prospectus, which is incorporated by reference into this second supplement; and

•

audited consolidated financial statements of Nayarit Gold as at and for the year ended September 30, 2009, prepared in accordance with Canadian GAAP and reconciled to U.S. GAAP, and the related notes included in Amendment No. 1 to CGC’s Current Report on Form 8-K/A, as filed with the SEC on October 13, 2010, which is incorporated by reference into this second supplement.

The pro forma condensed consolidated financial information should be read in conjunction with the description of the proposed merger in this document and the financial statements, together with notes thereon, that are included in this document, or incorporated by reference herein.

The financial information presented for Nayarit Gold was prepared based on the historical financial statements of Nayarit Gold prepared and presented in Canadian dollars and was translated from Canadian dollars to U.S. dollars at the average exchange rate for the applicable period for the income statement data. In addition, the historical income statements for Nayarit Gold used in the preparation of the pro forma condensed consolidated income statement were adjusted in the pro forma only to reflect the reconciliation from Canadian GAAP to U.S. GAAP. The main adjustments in the pro forma income statements as it relates to the unaudited consolidated income statements of Nayarit Gold for the nine months ended June 30, 2010, the twelve months ended September 30, 2009, and the three months ended December 31, 2009 and 2008, were adjustments to exploration expense of C$934, C$6,865, C$360 and C$2,310, respectively.

Financial information for the three months ended October 31, 2010 of Nayarit Gold is included in the unaudited consolidated interim financial statements of CGC for the three months ended October 31, 2010, as CGC’s acquisition of Nayarit Gold was completed on August 2, 2010. The income statement data of Nayarit Gold for the six months ended June 30, 2010, prior to the acquisition by CGC, has been reflected separately in the unaudited pro forma condensed consolidated income statement. Nayarit Gold’s unaudited consolidated income statement for the six months ended June 30, 2010 was constructed by deducting the three months ended December 31, 2009 from the nine months ended June 30, 2010.

The unaudited consolidated income statement for Nayarit Gold for the year ended December 31, 2009 was constructed by adding and deducting the three months ended December 31, 2009 and the three months ended December 31, 2008, respectively, from the year ended September 30, 2009.

The audited consolidated financial statements of Capital Gold for the years ended July 31, 2010 and 2009, the unaudited consolidated financial statements of Capital Gold for the six months ended January 31, 2010 and 2009 and the unaudited consolidated financial statements of Capital Gold for the three months ended October 31, 2010 have been used to approximate the year ended December 31, 2009 and the nine months ended September 30, 2010. The unaudited consolidated income statement for the nine months ended October 31, 2010 was constructed by adding and deducting the three months ended October 31, 2010 and the six months ended January 31, 2010, respectively, from the year ended July 31, 2010. The unaudited income statement for the year ended January 31, 2010 was constructed by adding and deducting the six months ended January 31, 2010 and the six months ended January 31, 2009, respectively, from the year ended July 31, 2009.

The unaudited pro forma condensed consolidated financial information has been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the merger been completed as of the dates indicated. In addition, the unaudited pro forma condensed consolidated financial information does not purport to project the future financial position or operating results of the combined company. There were no material transactions between Gammon Gold and CGC during the periods presented in the unaudited pro forma condensed consolidated financial information that would need to be eliminated. Transactions between Capital Gold and Nayarit Gold during the periods presented in the unaudited pro forma condensed consolidated financial information have been eliminated as a pro forma adjustment. See notes to the pro forma condensed consolidated financial information below.

The unaudited pro forma condensed consolidated financial information has been prepared using the acquisition method of accounting under U.S. GAAP, which is subject to change and interpretation. Gammon Gold has been treated as the acquirer for accounting purposes. Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in connection with the unaudited pro forma combined financial information. In the opinion of Gammon Gold’s management, all adjustments considered necessary for a fair presentation have been included.

The acquisition accounting is dependent upon certain valuations and other studies that have not yet begun or are not yet completed, and will not be completed until after the closing of the merger. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed consolidated financial information and are necessarily based upon preliminary information available at the time of the preparation of this proxy statement/prospectus. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed consolidated financial information and the combined company’s future results of operations and financial position.

The unaudited pro forma condensed consolidated financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the merger, the costs to integrate the operations of Gammon Gold, CGC and Nayarit Gold or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements. The merger is currently expected to be completed during the second quarter of 2011, subject to receipt of CGC stockholder approval and other usual and customary closing conditions.

Gammon Gold Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As at September 30, 2010

(in thousands of U.S. dollars)	Gammon Gold	CGC			Pro Forma Adjustments (note 6)	Consolidated
ASSETS
Current assets
Cash and cash equivalents	$106,998	$9,254	(v	)	$(67,139)	$42,113
			(iv	)	(7,000)
Accounts and other receivables	16,266	2,665				18,931
Stockpiles and ore on leach pads	77,534	36,933	(vi	)	44,586	159,053
Material and supply inventories	20,379	2,306			—	22,685
Other current assets	3,449	898			—	4,347

Total current assets	$224,626	$52,056			$(29,553)	$247,129
Mining interests, property and equipment	338,247	68,948	(vii	)	73,397	480,592
Exploration property interests	79,599	17,666			—	97,265
Intangible assets, net (note 5, vi)	3,549	734			—	4,283
Goodwill	—	3,480	(viii	)	167,511	170,991
Other assets	16,516	1,142	(ix	)	(1,065)	16,593

Total assets	$662,537	$144,026			$210,290	$1,016,853

See accompanying notes

Gammon Gold Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As at September 30, 2010

(in thousands of U.S. dollars)	Gammon Gold	CGC			Pro Forma Adjustments (note 6)	Consolidated
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$40,083	$7,584			$—	$47,667
Current portion of deferred tax liability	7,909	7,666	(x	)	12,484	28,059
Current portion of long-term debt and capital leases	4,399	3,100			—	7,499
Current portion of other long-term obligations	1,872	—			—	1,872

Total current liabilities	$54,263	$18,350			$12,484	$85,097

Reclamation and remediation liabilities	6,533	2,665			—	9,198
Other liabilities	3,632	308			—	3,940
Long-term debt and capital leases	29,596	400			—	29,996
Employee future benefits	2,785	—			—	2,785
Deferred tax liability	28,713	17,869	(x	)	20,551	67,133

Total long-term liabilities	71,259	21,242			20,551	113,052

Total liabilities	$125,522	$39,592			$33,035	$198,149

Stockholders’ equity
Common stock	881,811	6	(i	)	(6)	1,167,049
			(ii	)	285,238
Contributed surplus	20,267	—	(iii	)	3,451	23,718
Additional paid-in capital	—	113,354	(i	)	(113,354)	—
Accumulated deficit	(367,459)	(7,150)	(i	)	7,150	(374,459)
			(iv	)	(7,000)
Accumulated other comprehensive income (loss)	2,396	(1,776)	(i	)	1,776	2,396

Total stockholders’ equity	537,015	104,434			177,255	818,704

Total liabilities and stockholders’ equity	$662,537	$144,026			$210,290	$1,016,853

See accompanying notes

Gammon Gold Inc.

Unaudited Pro Forma Condensed Consolidated Income Statement

For the Nine Months ended September 30, 2010

					Pro Forma
(in thousands of U.S. dollars)	Gammon Gold	CGC	Nayarit Gold		Adjustments (note 6)	Consolidated
Revenue from mining operations	$167,249	$54,642	—	(xi)	$1,403	$223,294

Expenses
Production costs, excluding amortization and depletion	(87,483)	(20,492)	—	(xi)	(1,403)	(109,378)
Refining costs	(1,424)	—	—		—	(1,424)
General and administrative costs	(19,302)	(8,447)	(751)		—	(28,500)
Amortization, depletion and accretion	(38,337)	(2,657)	(26)	(vii)	(4,769)	(45,789)
Exploration	(13,487)	(1,558)	(599)		—	(15,644)
Impairment charge	(212,090)	—	—		—	(212,090)
Loss on disposal of assets	(2,437)	—	—		—	(2,437)

	(374,560)	(33,154)	(1,376)		(6,172)	(415,262)

Earnings (loss) before other items	(207,311)	21,488	(1,376)		(4,769)	(191,968)

Interest on long-term debt	(2,374)	(966)	(2)		—	(3,342)
Foreign exchange gain (loss)	(1,945)	—	3		—	(1,942)
Interest and other income (expense)	656	(57)	1		—	600
Transaction costs	—	—	(630)		—	(630)

	(3,663)	(1,023)	(628)		—	(5,314)

Earnings (loss) before income taxes	(210,974)	20,465	(2,004)		(4,769)	(197,282)
Income tax expense (recovery)	(26,911)	11,401	—	(x)	(1,335)	(16,845)

Net earnings (loss)	$(184,063)	$9,064	$(2,004)		$(3,434)	$(180,437)

Earnings (loss) per share
Basic (xii)	(1.33)					(1.06)
Diluted (xii)	(1.33)					(1.06)
Weighted average number of shares outstanding (in thousands)
Basic (xii)	138,339					170,424
Diluted (xii)	138,339					170,424

See accompanying notes

Gammon Gold Inc.

Unaudited Pro Forma Condensed Consolidated Income Statement

For the Year ended December 31, 2009

(in thousands of U.S. dollars)	Gammon Gold	CGC	Nayarit Gold			Pro Forma Adjustments (note 6)	Consolidated
Revenue from mining operations	$206,801	$47,168	$—	(xi	)	$1,096	$255,065

Expenses
Production costs, excluding amortization and depletion	(104,491)	(15,921)	—	(xi	)	(1,096)	(121,508)
Refining costs	(2,855)	—	—			—	(2,855)
General and administrative costs	(37,054)	(6,686)	(2,091)			—	(45,831)
Amortization, depletion and accretion	(48,327)	(2,292)	(46)	(vii	)	(6,359)	(57,024)
Exploration	(11,801)	(1,385)	(4,267)			—	(17,453)

	(204,528)	(26,284)	(6,404)			(7,455)	(244,671)

Earnings (loss) before other items	2,273	20,884	(6,404)			(6,359)	10,394

Interest on long-term debt	(3,314)	(1,383)	(16)			—	(4,713)
Foreign exchange loss	(4,896)	—	(124)			—	(5,020)
Interest and other income	633	27	22			—	682
Loss on change in fair value of derivative	—	(1,397)	—			—	(1,397)
Other expense	—	(143)	—			—	(143)

	(7,577)	(2,896)	(118)			—	(10,591)

Earnings (loss) before income taxes	(5,304)	17,988	(6,522)			(6,359)	(197)
Income tax expense (recovery)	4,431	6,830	—	(x	)	(1,780)	9,481

Net earnings (loss)	$(9,735)	$11,158	$(6,522)			$(4,579)	$(9,678)

Earnings (loss) per share
Basic (xii)	(0.08)						(0.06)
Diluted (xii)	(0.08)						(0.06)
Weighted average number of shares outstanding (in thousands)
Basic (xii)	125,689						157,774
Diluted (xii)	125,689						157,774

See accompanying notes

Gammon Gold Inc.

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

September 30, 2010 and December 31, 2009

(in thousands of U.S. dollars, unless otherwise noted)

1. Description of the transaction

Gammon Gold and CGC have entered into a definitive merger agreement pursuant to which Gammon Gold will offer to acquire all of the issued and outstanding common stock of CGC in a cash and share transaction. In order to effect the merger transaction, CGC will merge with and into a wholly-owned subsidiary of Gammon Gold. As a result of this merger, the shares of CGC common stock will no longer be listed on any stock exchange or quotation system.

Under the terms of the amended merger agreement, each share of common stock of CGC will be exchanged for 0.5209 common shares of Gammon Gold and a cash payment in the amount of $1.09 per CGC share.

2. Basis of presentation

The unaudited pro forma condensed consolidated financial information was prepared using the acquisition method of accounting under U.S. GAAP in accordance with Accounting Standards Codification, or ASC, Topic 805, Business Combinations (“ASC 805”). Gammon Gold is considered the legal and accounting acquirer of CGC and CGC is the legal and accounting acquirer of Nayarit Gold. The unaudited pro forma condensed consolidated financial information was based on the historical financial statements of Gammon Gold, CGC and Nayarit Gold. Certain reclassifications have been made to the historical financial statements in preparation of the pro forma condensed consolidated financial information to conform to the financial statement presentation currently adopted by Gammon Gold.

The acquisition accounting is dependent upon certain valuations and other studies or events that have yet to progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed consolidated financial information. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed consolidated financial information and the combined company’s future results of operations and financial position.

ASC 805 establishes that the consideration transferred be measured at the closing date of the acquisition at the then-current market price. This particular requirement may result in the equity consideration being valued differently from the amount reflected in this unaudited pro forma consolidated financial information. See note 4 for the estimate of consideration expected to be transferred.

Under the acquisition method of accounting, the assets acquired and liabilities assumed of CGC will be recorded as of the completion of the merger, primarily at their respective fair values and added to those of Gammon Gold. The results of operations of CGC and will be included in the financial statements of the combined company entity as of the date of the completion of the merger.

Under ASC 805, acquisition-related transaction costs (i.e., advisory, legal, valuation, other professional fees) and certain acquisition-related restructuring charges affecting the target company are not included as a component of consideration transferred but are accounted for as expenses in the periods during which the costs are incurred. Total acquisition-related transaction costs expected to be incurred by Gammon Gold are estimated to be approximately $7,000. The estimated transaction costs are reflected in the unaudited pro forma condensed consolidated balance sheet as a reduction to cash and cash equivalents and an increase to accumulated deficit. The unaudited pro forma condensed consolidated income statements do not reflect any acquisition-related

Gammon Gold Inc.

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements—(Continued)

September 30, 2010 and December 31, 2009

(in thousands of U.S. dollars, unless otherwise noted)

transaction costs, or restructuring charges expected to be incurred in connection with the merger; these charges are expected to be in the range of approximately $7,000 and $5,000, respectively, on a pre-tax basis.

3. Accounting policies

The pro forma condensed consolidated financial information has been prepared using accounting policies consistent with the policies used in preparing Gammon Gold’s audited consolidated financial statements for the year ended December 31, 2009, in accordance with Canadian GAAP, reconciled to U.S. GAAP.

Upon consummation of the merger, Gammon Gold will review, in detail, the accounting policies of CGC and Nayarit Gold. As a result of that review, Gammon Gold may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the consolidated financial statements. At this time, Gammon Gold is not aware of any differences that would have a material impact on the pro forma condensed consolidated financial information.

4. Estimate of consideration expected to be transferred

The following is a preliminary estimate of consideration to be transferred to effect the acquisition:

	Conversion calculation	Estimated fair value	Form of consideration
Total Capital Gold shares outstanding immediately prior to the acquisition by Gammon Gold	61,595,842

Multiplied by the exchange ratio of 0.5209 common shares of Gammon Gold for each share of CGC outstanding	32,085,274 Gammon Gold shares to be issued
Multiplied by Gammon Gold’s stock price as at March 14, 2011	$8.89	$285,238	Gammon Gold Common Stock

Number and estimated fair value of vested CGC stock options and warrants expected to be exchanged for stock options and warrants in the combined company (1)	1,364,628	$3,451	Gammon Gold Options and Warrants

Cash payment in the amount of $1.09 per share	$67,139	$67,139	Cash
Estimate of consideration to be transferred (2)		$355,828

(1)	For this pro forma condensed consolidated financial information and for determining the fair value of consideration paid with regard to Capital Gold’s options and warrants, weighted average exercise prices of $6.53 and $8.88 have been used for all options and warrants, respectively. The additional purchase price of approximately $3.5 million relating to the stock options and warrants represents a weighted-average fair value of $4.74 per replacement option and $0.35 per replacement warrant, which was calculated using the Black-Scholes option pricing model.

This calculation considered the closing price of Gammon Gold common shares of $8.89 per share as at March 14, 2011, and the following assumptions:

Expected volatility:	61.80%
Expected life:	3.5 years (options); 0.03 years (warrants)
Expected dividend yield:	0%
Risk-free interest rate:	1.67%

Gammon Gold Inc.

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements—(Continued)

September 30, 2010 and December 31, 2009

(in thousands of U.S. dollars, unless otherwise noted)

The expected life of the replacement stock options and warrants was determined by taking into account the contractual life of the replacement stock options and warrants and estimated exercise pattern of the replacement stock option and warrant holders. The expected volatility and risk-free rates were determined based on current market information, and the dividend yield was derived from historical experience as well as information available to management.

(2)	The estimated consideration expected to be transferred reflected in this unaudited pro forma condensed consolidated financial information does not purport to represent what the actual consideration transferred will be when the merger is consummated. In accordance with ASC 805, the fair value of equity securities issued as part of the consideration transferred will be measured on the closing date of the merger at the then-current market price. This requirement will likely result in a per share equity component different from the $8.89 assumed in this unaudited pro forma condensed consolidated financial information and that difference may be material. For purposes of determining the consideration transferred within this unaudited pro forma condensed consolidated financial information, the closing Gammon Gold common share price of $8.89 on March 14, 2011 was used in the calculation. Management has used a 5% variability factor to illustrate the impact share price movements have on consolidated goodwill and shareholders’ equity. Gammon Gold management deems this variability factor reasonable in light of current share price volatility.

	Pro forma purchase price allocation	Increase in Gammon Gold share price by 5%	Decrease in Gammon Gold share price by 5%
Price per share applied in the determination of consideration	$8.89	$9.33	$8.45
Shares issued	32,085,274	32,085,274	32,085,274
Consideration issued to CGC shareholders (excluding warrants and stock options)	$352,377	$366,495	$338,260
Estimated fair value of replacement stock options and warrants	$3,451	$3,871	$3,090
Total consideration	$355,828	$370,366	$341,350
Consolidated goodwill	$170,991	$185,529	$156,513
Consolidated shareholders’ equity	$818,704	$833,242	$804,226

5. Estimate of assets to be acquired and liabilities to be assumed

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by Gammon Gold in the merger, reconciled to the estimate of consideration expected to be transferred as a result of the acquisition as at September 30, 2010:

Book value of net assets acquired	$104,434
Fair value adjustments to:
Stockpiles and ore on leach pads (i)	44,586
Mining interest and property and equipment (ii)	73,397
Exploration property interests (iii)	—
Other assets (iv)	(1,065)
Deferred income taxes (v)	(33,035)
Intangible assets (vi)	—
Goodwill (vii)	167,511

Estimate of consideration expected to be transferred	$355,828

Gammon Gold Inc.

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements—(Continued)

September 30, 2010 and December 31, 2009

(in thousands of U.S. dollars, unless otherwise noted)

i.	Reflects an adjustment of $44,586 to record CGC’s stockpiles and ore on leach pads inventory at their estimated fair values. In connection with the merger, Gammon Gold is required to record this asset on the consolidated balance sheet at fair value. Gammon Gold’s assumptions as to the fair value of this asset may change as it conducts a valuation of CGC’s stockpiles and ore on leach pads following the completion of the merger. Gammon Gold’s pro forma fair value adjustment to stockpiles and ore on leach pads is based on CGC’s balance at October 31, 2010, adjusted as follows based on the estimates of Gammon Gold management:

a.	Estimated selling prices of finished goods less the sum of costs to complete, costs of disposal and a reasonable profit allowance for the completing and selling effort of a market participant based on profit for similar finished goods.

ii.	Reflects an adjustment of $73,397 to record the preliminary fair value adjustment allocated to Capital Gold’s mining interests.
iii.	The carrying value of the exploration properties acquired is assumed to approximate fair value, as CGC recorded these properties at fair value upon its acquisition of Nayarit Gold on August 2, 2010.
iv.	Reflects an adjustment of $1,065 relating to eliminating deferred financing fees previously deferred by CGC. The adjustment reflects the net balance as of October 31, 2010. Gammon Gold management has determined the fair value of this account to be nil. The associated tax benefit for these charges has not been recognized as it does not meet the “more likely than not” criteria for recognition. The carrying value of all other assets and liabilities is assumed to approximate fair value.

v.	Represents the estimated deferred income tax liability, based on an estimated income tax rate of 28%, multiplied by the estimated differences between the fair value of the purchase price allocation adjustments made to assets and liabilities, excluding goodwill, and the estimated tax bases of the associated assets and liabilities, excluding goodwill. The pro forma adjustment to record the effect of deferred taxes was computed as follows:

Estimated differences between the estimated fair values and the tax bases:
Stockpiles and ore on leach pads	44,586
Mining interest and property and equipment	73,397

Total estimated differences	117,983

Associated deferred income taxes at 28% tax rate:	33,035

Current portion of deferred tax liability relating to the Stockpiles and ore on leach pads adjustment	12,484
Non-current portion	20,551

vi.	The carrying value of the intangible assets acquired is assumed to approximate fair value.
vii.	Goodwill represents the excess of the preliminary purchase price over the estimated fair value of assets acquired and liabilities assumed.

6. Pro forma adjustments and assumptions

Adjustments included in the “Pro forma adjustments” column represent the following:

i.	This pro forma adjustment eliminates the historical equity accounts of CGC and Nayarit Gold.

Gammon Gold Inc.

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements—(Continued)

September 30, 2010 and December 31, 2009

(in thousands of U.S. dollars, unless otherwise noted)

ii.	This pro forma adjustment reflects the issuance of 32,085,274 shares of Gammon Gold common shares for $8.89 per share in connection with the acquisition of 100% of the outstanding shares of Capital Gold common stock.

iii.	This pro forma adjustment reflects the fair value of 677,196 replacement stock options and 661,771 replacement warrants outstanding. 51,322 of the total 661,771 replacement warrants will be exchangeable for 1.5 Gammon Gold common shares, while the remaining replacement stock options and warrants will be exchangeable on a 1:1 basis for Gammon Gold common shares. The replacement stock options and warrants have a fair value of $4.74 and $0.35, respectively.

iv.	This pro forma adjustment reflects the estimated transaction costs of $7,000 associated with the merger, reflected as an adjustment to cash and cash equivalents, and accumulated deficit as such costs are expensed. These costs are not expected to continue, and as such, an adjustment has not been included within the pro forma condensed consolidated income statements.

v.	This pro forma adjustment reflects the cash payment of $1.09 multiplied by 61,595,842, being the common shares of CGC common stock outstanding on March 14, 2011.

vi.	This pro forma adjustment reflects the estimated adjustment to adjust the stockpiles and ore on leach pads asset to estimated fair market value. The combined company’s cost of sales will reflect the increased valuation of CGC’s inventory as the acquired inventory is sold, which is expected to occur within the first year post-acquisition. There is no continuing impact of the acquired inventory adjustment on the consolidated income statements, and as such, it is not included in the unaudited pro forma condensed consolidated income statements.

vii.	This pro forma adjustment reflects the estimated increase to mining interests associated with the preliminary fair value adjustment of approximately $73,400, and the associated increase to depreciation and amortization of approximately $6,400 and $4,800 for the year ended December 31, 2009 and the nine months ended September 30, 2010, respectively.

viii.	This pro forma adjustment reflects the estimate of acquisition-date goodwill associated with the merger transaction.

ix.	This pro forma adjustment reflects Gammon Gold management’s estimate of the adjustment necessary to reflect the deferred financing fees recorded by Capital Gold.

x.	This pro forma adjustment reflects an estimate of the tax impacts of the acquisition on the balance sheet and income statements, primarily related to estimated fair value adjustments for stockpiles and ore on leach pads, and mining interests. The estimated rate is based on the historical effective tax rate for Gammon Gold, which is 28% for the year ended December 31, 2009 and the nine months ended September 30, 2010. Gammon Gold believes that using its historical effective tax rate is factually supportable in that it is derived from statutory rates. The actual effective tax rate of the combined company could be significantly different (either higher or lower) than the estimated tax rate, and depends on post-acquisition activities, including repatriation decisions. On January 1, 2010, the Mexican government enacted legislation that increases the regular income tax rate from 28% to 30%. The regular income tax rate will decrease to 29% in 2013 and then back to 28% in 2014, according to legislation. The preliminary estimate of the deferred tax liability at September 30, 2010 was computed using a rate of 28% and could be significantly different (either higher or lower) depending upon several factors.

xi.

CGC’s accounting policy is to net revenues from sales of silver against production costs as CGC considers silver to be a by-product. Gammon Gold sells silver directly and, accordingly, such amounts are recognized

Gammon Gold Inc.

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements—(Continued)

September 30, 2010 and December 31, 2009

(in thousands of U.S. dollars, unless otherwise noted)

as revenue. A pro forma adjustment has been presented to classify silver sales on a basis consistent with Gammon Gold’s accounting policy.

xii.	The unaudited pro forma consolidated basic and diluted earnings (loss) per share for the periods presented are based on the combined basic and diluted weighted-average shares. The historical basic and diluted weighted average shares of CGC were assumed to be replaced by the shares expected to be issued by Gammon Gold to effect the merger.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this second supplement including those relating to Gammon Gold and CGC’s strategies and other statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “will,” “should,” “may” or similar expressions, are forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act of 1933, as amended, which we refer to in this second supplement as the Securities Act. Without limiting the generality of the preceding sentence, statements contained in the sections “Proposal No. 1: The Merger — CGC’s Reasons for the Merger; Recommendation of the CGC Board of Directors,” “Proposal No. 1: The Merger — Opinion of Stifel, Nicolaus & Company, Incorporated,” and “Proposal No. 1: The Merger — Gammon Gold’s Reasons for the Merger” of the definitive proxy statement/prospectus and updates to such sections contained in this second supplement include forward-looking statements. These statements are not historical facts but instead represent only Gammon Gold and/or CGC’s expectations, estimates and projections regarding future events.

The forward-looking statements contained or incorporated by reference in this second supplement are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. The future results and shareholder values of Gammon Gold and CGC may differ materially from those expressed in the forward-looking statements contained or incorporated by reference in this second supplement due to, among other factors, the matters set forth under “Risk Factors” of the definitive proxy statement/prospectus and “Update to Risk Factors” in this second supplement, the parties’ ability to obtain the regulatory, stockholder and other approvals required for the merger on the terms and within the time expected, pending litigation, the proxy solicitation by Timmins Gold Corp., the price of gold and silver, the risks of exploration, development and mining, the risk that Gammon Gold will not be able to integrate successfully the businesses of CGC or that such integration will be more time consuming or costly than expected, the risk that expected synergies and benefits of the merger and other benefits described under “Proposal No. 1: The Merger — Gammon Gold’s Reasons for the Merger” of the definitive proxy statement/prospectus, as updated by this second supplement and the first supplement, will not be realized within the expected time frame or at all, the outcome of the consent solicitation and consent revocation, increased operating costs, labor disruption, civil unrest, employee loss and business disruption following the merger and the factors detailed in each company’s filings with the SEC, including the factors detailed in Gammon Gold’s Form 40-F for its fiscal year ended December 31, 2009, as amended by Amendment No. 1 to Form 40-F/A for its fiscal year ended December 31, 2009, Gammon Gold’s reports on Form 6-K and CGC’s Annual Report on Form 10-K for the fiscal year ended July 31, 2010, as amended by Form 10-K/A, CGC’s Quarterly Reports on Form 10-Q for the periods ended October 31, 2010 and January 31, 2011 and CGC’s Current Reports on Form 8-K.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this second supplement, in the case of forward-looking statements contained in this second supplement, or the dates of the documents incorporated by reference into this second supplement, in the case of forward-looking statements made in those incorporated documents. Neither Gammon Gold nor CGC undertakes any obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this second supplement, or to reflect the occurrence of unanticipated events, except as required by law.

All subsequent written or oral forward-looking statements concerning the merger or other matters addressed in this second supplement and attributable to Gammon Gold or CGC or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

UPDATE TO THE CGC SPECIAL MEETING

Overview

On February 17, 2011, CGC and Gammon Gold provided to CGC stockholders of record as of February 14, 2011, a definitive proxy statement/prospectus, dated February 16, 2011, relating to a special meeting of CGC’s stockholders to be held on March 18, 2011. On March 18, 2011, CGC convened the special meeting of stockholders to vote on a proposal to adjourn the special meeting to give CGC’s stockholders additional time to consider the increased consideration offered by Gammon Gold and to review this second supplement after it was filed with the SEC. Based upon preliminary information from CGC’s proxy solicitor, CGC stockholders adjourned the special meeting until April 1, 2011. The adjournment preserves the existing record date, February 14, 2011, for the determination of stockholders entitled to receive notice of and to vote at the reconvened special meeting.

This second supplement is being provided to CGC stockholders as part of a solicitation of proxies by the CGC board of directors for use at the reconvened special meeting of CGC stockholders and at any adjournments or postponements thereof. This second supplement is first being furnished to stockholders of CGC on or about March 21, 2011. In addition, the definitive proxy statement/prospectus, as updated by the first supplement, and this second supplement, constitutes a prospectus of Gammon Gold in connection with the issuance by Gammon Gold of its common stock in connection with the merger. The definitive proxy statement/prospectus, as updated by the first supplement and this second supplement, provides CGC stockholders with information they need to know to be able to vote or instruct their vote to be cast at the reconvened special meeting of CGC stockholders.

Date, Time and Place of the Reconvened Special Meeting

The special meeting of CGC stockholders will be reconvened on April 1, 2011, at 9:00 a.m., local time, at the offices of Ballard Spahr LLP, located 1735 Market Street, 51st Floor, Philadelphia, Pennsylvania 19103.

Purposes of the Special Meeting

At the special meeting, CGC’s stockholders will be asked to consider and vote upon the following matters:

1.	a proposal to approve and adopt the plan of merger contained in the Agreement and Plan of Merger, dated as of October 1, 2010, among Gammon Gold Inc., Capital Gold AcquireCo, Inc. and Capital Gold Corporation, as amended on October 29, 2010, March 9, 2011 and March 17, 2011, pursuant to which Capital Gold AcquireCo, Inc. will merge with and into Capital Gold Corporation, and the separate corporate existence of Capital Gold AcquireCo, Inc. will cease and Capital Gold Corporation will survive as a wholly-owned subsidiary of Gammon Gold Inc.;

2.	a proposal to approve the adjournment or postponement of the reconvened special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to adopt the amended merger agreement at the time of the reconvened special meeting; and

3.	such other business as may properly come before the reconvened special meeting or any adjournments or postponements thereof.

The CGC board of directors recommends that CGC stockholders vote “FOR” the proposal to adopt the amended merger agreement and “FOR” the proposal to adjourn the meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to adopt the amended merger agreement at the time of the reconvened special meeting. Your properly signed and dated proxy card will be voted in accordance with the board’s recommendation unless you specify otherwise.

Assistance

If you have questions about the merger or the reconvened special meeting, need additional copies of this second supplement, the first supplement or the definitive proxy statement/prospectus, or need to obtain proxy cards or other information related to the proxy solicitation, you may contact the appropriate contact listed below. You will not be charged for any of these documents that you request.

Laurel Hill Advisory Group	MacKenzie Partners, Inc.
Toll free telephone: 1-800-385-3006	Toll free telephone: 1-800-322-2885
Brokers and banks, please call: (917) 338-3181	Tel: (212) 929-5500
Email: proxy@mackenziepartners.com

UPDATE TO PROPOSAL NO. 1: THE MERGER

The following discussion contains certain material information about the proposed merger. The discussion is subject, and qualified in its entirety by reference, to the original merger agreement and Amendment No. 1 included as Annex A and Annex A-1, respectively, to the definitive proxy statement/prospectus, Amendment No. 2 included as Annex S-A to the first supplement and Amendment No. 3 included as Annex S-A to this second supplement. Gammon Gold and CGC urge you to read carefully this entire document, including the amendment, the first supplement and the definitive proxy statement/prospectus, including the amended merger agreement, for a more complete understanding of the proposed merger.

Background of the Merger

The definitive proxy statement/prospectus describes the background of the merger up to and including February 16, 2011, the date of the definitive proxy statement/prospectus. The discussion below supplements that description up to and including the date of this second supplement.

On February 14, 2011, CGC received a letter dated February 11, 2011 from Timmins Gold Corp., pursuant to which Timmins Gold Corp. had requested: (i) that the CGC board of directors set a record date for the purpose of soliciting consents, (ii) certain stockholder information pursuant to Section 228 of the Delaware General Corporation Law and (iii) contact information for certain of CGC’s experts required to be named in Timmins Gold Corp.’s registration statement. Later that day, the CGC board of directors and representatives of Ellenoff Grossman & Schole LLP, or Ellenoff Grossman, and Ballard Spahr LLP, or Ballard Spahr, met telephonically to discuss the requests made by Timmins Gold Corp. in its February 11 letter.

On February 17, 2011, the M&A Committee and representatives of Ellenoff Grossman and Ballard Spahr met telephonically to discuss the requests made by Timmins Gold Corp. in its February 11, 2011 letter and CGC’s proposed response to a registration statement filed by Timmins Gold Corp. containing a preliminary prospectus with an offer to exchange shares of Timmins Gold Corp. for shares of CGC, a preliminary proxy statement soliciting proxies in opposition to the Gammon Gold transaction and a preliminary consent statement seeking, among other matters, to remove each member of the CGC board of directors and replace them with individuals nominated by Timmins Gold Corp. (the “Timmins SEC Filings”).

On February 18, 2011, CGC filed a definitive proxy statement with the SEC, outlining CGC’s proposed merger with Gammon Gold to be voted on at a special meeting of the CGC stockholders to be held on March 18, 2011.

On February 19, 2011, the CGC board of directors, representatives of Ellenoff Grossman and Ballard Spahr and MacKenzie Partners met telephonically to discuss the Timmins SEC Filings.

On February 24, 2011, the CGC board of directors met telephonically to discuss certain matters related to the Timmins SEC Filings and requests made by Timmins Gold Corp. in its February 11 letter. At the meeting, the CGC board of directors unanimously resolved to set a record date for the Timmins Gold Corp. consent solicitation of March 7, 2011 and provide the stockholder information and expert contact information. The CGC board further authorized management to send a letter to Timmins Gold Corp. stating that CGC would comply with the requests. Later that day, CGC sent a letter to Timmins Gold Corp. with the information requested in the February 11 letter.

On March 1, 2011, CGC announced that it had sent a letter to its stockholders explaining why a merger with Gammon Gold was preferable to a transaction with Timmins Gold Corp.

On March 5, 2011, the CGC board of directors met telephonically to discuss a proposed amendment to the Gammon Gold merger agreement. The purpose of the proposed amendment was to facilitate a settlement with plaintiffs in the ongoing stockholder class action litigation.

On the morning of March 6, 2011, certain members of the M&A Committee and Mr. Chipman met telephonically with representatives of Ellenoff Grossman, Ballard Spahr, MacKenzie Partners and Cormark to discuss a presentation to be conducted the following day for Institutional Shareholder Services, a leading independent proxy advisory firm.

On the evening of March 6, 2011, the CGC board of directors and representatives of Ellenoff Grossman and Ballard Spahr met telephonically to further discuss the proposed merger agreement amendment and other matters, including the proposed settlement with plaintiffs in the ongoing stockholder class action litigation. At this meeting, the CGC board of directors unanimously (i) resolved to approve the terms of the proposed settlement, and (ii) authorized disclosure of the foregoing to CGC’s stockholders. At this meeting, the CGC board of directors unanimously approved Amendment No. 2 to the merger agreement to reduce the termination fee payable by CGC from $10.3 million to $5.75 million and to eliminate Gammon Gold’s ability to terminate the merger agreement for any reason with the payment of a $2 million termination fee.

On March 7, 2011, a representative of the M&A Committee, Mr. Chipman and representatives of MacKenzie Partners met at the offices of Institutional Shareholder Services with representatives from Ellenoff Grossman and Ballard Spahr participating telephonically. The presentation provided background information to Institutional Shareholder Services about the mining industry, a comparative analysis of the operations and financial strength of Timmins Gold Corp. and Gammon Gold, and information about the relative values of each of the Timmins Gold Corp. proposal and the Gammon Gold merger agreement to combine with CGC. The presentation also focused on the superior synergies of combining CGC with Gammon Gold and the careful sale process that the M&A Committee and the CGC board of directors conducted in resolving to recommend a combination with Gammon Gold to the CGC stockholders.

On March 8, 2011, a majority of the CGC board of directors, Mr. Chipman and representatives of Ellenoff Grossman and Ballard Spahr met telephonically to receive an update on the status of the pending stockholder class action litigation and the stockholder vote for the proposed merger with Gammon Gold.

On March 8, 2011, Glass Lewis & Co., or Glass Lewis, a leading independent proxy advisory firm, published a report supporting the merger with Gammon Gold wherein it stated, “[i]n sum, given our determination that the Gammon transaction is superior to the Timmins’ offer, our approval of the board’s sale process in general, our view that the implied purchase price is fair to shareholders, and the unanimous support of the board, we believe the proposed acquisition by Gammon is in the best interests of shareholders” and “...the Gammon deal is superior to Timmins’ offer in almost every aspect”, and found, “…Gammon’s stock to be far superior to Timmins’ stock as a form of currency in executing a transaction.”

On March 9, 2011, Timmins Gold Corp. announced that it mailed a letter to CGC stockholders responding to statements by the CGC board of directors. On March 9, 2011, Timmins Gold Corp. announced that Sprott Asset Management LP, a significant debtholder of Timmins Gold Corp., had advised Timmins Gold Corp. that it voted the shares of CGC over which it exercises direction or control against Gammon Gold’s offer to acquire CGC.

Also on March 9, 2011, CGC announced that it sent a letter to its stockholders that outlined the reasons for the CGC board of directors’ determination that the Gammon Gold proposal remained superior to the Timmins Gold Corp. proposal and CGC and Gammon Gold entered into Amendment No. 2 to the Agreement and Plan of Merger, dated October 1, 2010, as amended.

On March 11, 2011, Institution Shareholder Services published a report recommending that CGC stockholders vote in favor of the CGC merger with Gammon Gold and recommending that CGC stockholders do not vote the Timmins Gold Corp. dissenting proxy. The report noted that, “in light of the superior market value of the Gammon offer, as well as the leverage to be provided by the combined company’s financial and operational strengths, support for the Gammon transaction appears to be in the best interests of shareholders.”

On March 14, 2011, CGC announced the support of Institution Shareholder Services and Glass Lewis in favor of the Gammon Gold merger.

On March 15, 2011, Timmins Gold Corp. announced its revised proposal for the merger of Timmins Gold Corp. and CGC. Under the revised proposal, CGC stockholders would receive 2.27 Timmins Gold Corp. common shares and US$0.25 in cash for each share of CGC common stock.

Later on March 15, 2011, Gammon Gold announced that it was proposing to amend the merger agreement to increase the cash component of the merger consideration to be paid to CGC’s stockholders by $0.30 per share, from $0.79 to $1.09.

On March 15, 2011, the M&A Committee, Mr. Chipman, representatives of Ellenoff Grossman, Ballard Spahr and Cormark met telephonically to discuss the revised Timmins Gold Corp. proposal and the Gammon Gold’s proposed price increase. A representative of Cormark stated that Timmins Gold Corp.’s $20 million borrowing to finance its revised proposal was evidence that Timmins Gold Corp. required financing irrespective of a business combination with CGC.

Later on March 15, 2011, the M&A Committee, Mr. Chipman, representatives of Ellenoff Grossman, Ballard Spahr and Cormark met telephonically to discuss the revised Timmins Gold Corp. proposal. A representative of Cormark stated that Cormark did not believe the net $4.5 million of cash that Timmins Gold Corp. would retain from its $20 million loan, after paying out the proposed $15.5 million to CGC stockholders, would be sufficient to pay the transaction costs of completing a combination with CGC. Cormark advised the M&A Committee that with the increased price proposed by Gammon Gold, the Timmins Gold Corp. proposal continued to be inferior, from a financial point of view, to the merger with Gammon Gold. The M&A Committee also discussed the fact that the material terms of the loan had not yet been disclosed.

On March 16, 2011, the CGC board of directors, Mr. Chipman, representatives of Ellenoff Grossman, Ballard Spahr and Cormark met telephonically to discuss the revised proposal of Timmins Gold Corp. and the increased price proposed by Gammon Gold. A representative of Cormark presented an update of the analysis Cormark had previously prepared. Cormark noted that:

(i)	based on closing share prices as of March 16, 2011, the Timmins Gold Corp. proposal was trading at a premium to the Gammon Gold offer, when accounting for the termination fee payable, but when considering 20-day volume weighted average prices, the Timmins Gold Corp. proposal did not exceed the Gammon Gold offer, when accounting for the termination fee payable. Cormark also noted that the trading price of Timmins Gold Corp. shares had experienced significant volatility and had increased materially over the past four trading days, resulting in the observed premium based on the closing prices on March 16, 2011, but that for the majority of trading since mid-February 2011, the implied value of the revised Timmins Gold Corp. proposal did not exceed the implied value of the revised Gammon Gold proposal by greater than the termination fee;

(ii)	Gammon Gold has a strong balance sheet with estimated cash on hand and additional cash sources totaling approximately $177.9 million and that, relative to the Gammon Gold balance sheet, Timmins Gold Corp. has a weaker balance sheet with approximately $25.3 million in available cash resources and outstanding indebtedness of approximately $40.1 million. Given the estimated funding requirements of Timmins Gold Corp. and CGC (assuming CGC completed a merger with Timmins Gold Corp.), totaling approximately $130 million in 2011, Cormark noted that is was likely that Timmins Gold Corp. would need to conduct a significant financing after any transaction with CGC;

(iii)	Gammon Gold offers superior liquidity for CGC stockholders, with Gammon Gold shares turning over the merger consideration in less than one month on average, versus approximately 23 months for Timmins Gold Corp., based on observed trading volumes in the month of February 2011; and

(iv)	the potential for a re-rating was estimated to be greater under a transaction with Gammon Gold due primarily to the valuation implied by Timmins Gold Corp.’s trading price, which was estimated at 1.6x net asset value, versus Gammon Gold’s implied valuation of 0.8x net asset value.

At the conclusion of this meeting, the CGC board of directors unanimously resolved to reaffirm CGC’s merger with Gammon Gold and to recommend the same to its stockholders.

On March 17, 2011, the CGC board of directors, Mr. Chipman, representatives of Ellenoff Grossman, Ballard Spahr, and Stifel Nicolaus met telephonically. Representatives of Stifel Nicolaus reviewed a presentation with the CGC board of directors with respect to the Gammon Gold transaction, with the merger consideration increased as proposed by Gammon Gold, and delivered a verbal fairness opinion, which was subsequently confirmed in writing, that the consideration to be received by CGC’s stockholders was fair from a financial point of view. See the section entitled “—Opinion of Stifel, Nicolaus & Company, Incorporated” beginning on page S-44 and the opinion attached as Annex S-B and incorporated by reference to this section of this second supplement. At this meeting, the CGC board of directors unanimously approved Amendment No. 3 to the merger agreement, which increased the cash component of the merger consideration payable to CGC’s stockholders by $0.30, from $0.79 to $1.09 per share.

On March 17, 2011, CGC announced that it had received a revised proposal from Timmins Gold Corp. and an increased offer from Gammon Gold and that following due consideration, the CGC board of directors unanimously reaffirmed its support for the merger with Gammon Gold as the best transaction reasonably available to CGC stockholders. CGC also announced that it would convene the special meeting of its stockholders on March 18, 2011 solely for the purpose of having CGC’s stockholders vote on an adjournment of the special meeting to a later date in order to permit, among other things, Capital Gold and Gammon Gold to complete an amendment to the merger agreement and to give CGC’s stockholders time to consider the revised price. Later on that day, CGC and Gammon Gold entered into Amendment No. 3 to the merger agreement, increasing the cash component of the merger consideration payable to CGC’s stockholders by $0.30, from $0.79 to $1.09 per share.

On March 17, 2011, a Timmins Gold Corp. announcement reiterated that on March 15, 2011 Timmins Gold Corp. had made a revised proposal to CGC’s stockholders and noted that it would update the terms of its exchange offer, which had not yet commenced, to reflect the same. Also on March 17, 2011, Timmins Gold Corp. announced that it mailed a letter to the CGC board of directors responding to CGC’s intention to convene the CGC special meeting to vote upon a proposal to adjourn the special meeting.

On March 18, 2011, CGC announced that it had entered into Amendment No. 3 to the merger agreement with Gammon Gold and that it had convened a special meeting of stockholders to vote on a proposal to adjourn the special meeting until 9:00 a.m., local time, on April 1, 2011, to give CGC’s stockholders additional time to consider the increased merger consideration offered by Gammon Gold and to review a supplement to the definitive proxy statement/prospectus to be filed with the SEC. It further announced that, based on preliminary information from CGC’s proxy solicitor, the special meeting was adjourned until 9:00 a.m., local time, on April 1, 2011.

CGC’s Reasons for the Merger; Recommendation of the CGC Board of Directors.

In reaching its decision to approve the amended merger agreement and recommend the merger proposal to its stockholders, the CGC board of directors considered a number of factors, including those listed below:

•

Significant Premium to Market — The merger consideration offers an implied premium of approximately 28% to the trading price of CGC’s common stock on September 24, 2010, the last trading day preceding the announcement by Timmins Gold Corp. detailing its previous non-binding proposal to merge with CGC, and approximately 38% premium to the 20-day volume weighted average price on the NYSE Amex ending on that date;

•	Balance Sheet Strength — Gammon Gold’s strong cash position will enable the combined company to execute strategic growth plans without necessarily requiring access to the equity capital markets;

•

Large Resource and Reserve base at Ocampo and El Cubo — The large land position at the Ocampo mine has significant exploration potential within a very productive district. The improving underground mine and mill performance should yield steady production and a long mine life. The El Cubo mine is expected to return to a profitable operation in the future

•	Exploration project at Guadalupe y Calvo — This project should develop into a producing mine with a district scale land position;

•

Opportunity for Operating Synergies — Redeployment of excess surface mining equipment from Gammon Gold’s operations to CGC’s El Chanate mine would allow for substantial capital savings in transition to owner-mining while the transportation of idle mill equipment to the Orion project could reduce development capital costs and timeline;

•	Visibility as a Mid-Tier Producer — The combined company will be well established as a mid-tier gold producer in Mexico, and well positioned to execute on further growth opportunities;

•	Strong Management Team — Gammon Gold’s management team is experienced in mine development, exploration and capital markets;

•	Operating Track Record — Gammon Gold’s high-lift heap leach processing and underground mining experience can be leveraged at El Chanate and Orion;

•

Superior Trading Liquidity — The Gammon Gold common shares trade with significantly higher liquidity than CGC’s common stock, which will allow CGC stockholders, should they choose, to more rapidly monetize value achieved through a transaction;

•	Execution Risk — The proposed transaction will not require a vote by the shareholders of Gammon Gold, reducing overall transaction risk;

•

Challenges of Remaining an Independent Company — CGC expects that continued production at the El Chanate mine would result in higher strip ratios, which will increase CGC’s cash costs of production. The CGC board considered that a change from contract mining to owner/operator mining would offset the associated higher costs by improving the unitary mining costs, resulting in improvements to the financial performance of the El Chanate mine. However, the transition to owner/operator mining would require significant capital expenditures on the part of CGC to purchase a fleet of mine vehicles and other capital equipment and CGC would therefore be obliged to raise capital in the equity markets to fund these expenditures. The CGC board considered that there can be no assurance that CGC could raise such funds on favorable terms, in a timely manner or if at all, especially if gold prices were to fall below their current levels;

•

Accelerated Advancement of Exploration and Development of the Orion Project — The CGC board considered that CGC’s current level of financing and its focus on improvements at the El Chanate mine may have limited CGC’s activities at the Orion Project with regard to exploration and development. The CGC board considered the need for additional funds to advance the exploration and potential development of a mine on the Orion Project, the fact that such funds would need to be raised by further equity financings and the ability of CGC to advance the project with its current management team. The CGC board determined that the breadth and depth of Gammon Gold’s technical and operational experience and its strong balance sheet would permit Gammon Gold to advance the development of the Orion Project on a significantly faster timeline, and potentially with less risk, than CGC could achieve as an independent company;

•	Analyst Target Ranges — The range of recent analyst targets, as noted below:

	CGC		Gammon Gold
	Low	High	Low	High
	(U.S.$)		(U.S.$)
Target price range as of:
September 24, 2010	$2.33	$9.06	$5.79	$9.20
September 30, 2010	$2.33	$9.64	$5.79	$9.20

•

Fairness Opinion — The opinion of Stifel Nicolaus, dated March 17, 2011, to CGC’s board of directors as to the fairness to the holders of CGC common stock, from a financial point of view, as of the date of the opinion and based upon and subject to the factors and assumptions set forth in such respective opinion, of the total consideration pursuant to the amended merger agreement, as more fully described below under “—Opinion of Stifel, Nicolaus & Company, Incorporated”; and

•	Cormark Determination — The determination of Cormark that, of the proposals received by CGC, the Gammon Gold proposal was the best transaction reasonably available to CGC’s stockholders.

The board of directors of CGC weighed these factors against a number of other factors identified in their respective deliberations as weighing negatively against the merger, including.

•

Fixed Exchange Rate — The exchange rate is fixed, and as a result, the shares of Gammon Gold common shares to be issued upon consummation of the merger may have a market value different than at the time of the announcement of the merger;

•

Conditions to Closing — The amended merger agreement is subject to several conditions and because there can be no certainty that these conditions may be satisfied or waived, the merger may not be successfully completed, which could negatively impact CGC;

•	Termination Rights — The amended merger agreement may be terminated by either CGC or Gammon Gold in certain circumstances in which case the market price for CGC shares may be adversely affected;

•

Limitations on Other Opportunities — The terms of the amended merger agreement, including the termination fee of up to $5.75 million that CGC would be required to pay if the amended merger agreement were terminated under certain circumstances, and the right of Gammon Gold to match any superior proposal before it is accepted by CGC, and whether these might limit the willingness of a third party to propose a competing business combination transaction with CGC; and

•

Interests of CGC Directors and Officers — The fact that CGC’s directors and executive officers have interests in the merger that are in addition to their interests as CGC stockholders, see “—Interests of CGC’s Directors and Executive Officers in the Merger” in the definitive proxy statement/prospectus that was previously provided to you.

This discussion of the information and factors considered by the board of directors of CGC includes the principal positive and negative factors considered, but is not intended to be exhaustive and may not include all of the factors considered. The CGC board of directors did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination that the amended merger agreement and merger proposals are advisable and in the best interests of their respective stockholders. Rather, the CGC board of directors viewed its position and recommendations as being based on the totality of the information presented to them and the factors they considered. It should be noted that this explanation of the reasoning of the CGC board of directors and certain information presented in this section is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” in this second supplement.

Review of Cormark Process

On March 16, 2011 the CGC board of directors met to discuss the revised terms of the Gammon Gold proposal and the revised terms of the Timmins Gold Corp. proposal.

At the meeting, Cormark presented an analysis and comparison of the revised proposals, based on the following criteria:

•	implied premiums and trading volatility;

•	balance sheet strength;

•	trading liquidity of the consideration offered; and

•	the potential for long term re-rating.

Cormark first addressed the implied premiums and trading volatility of the revised proposals. Cormark advised that, based on the closing share prices of Gammon Gold and Timmins Gold Corp. on March 16, 2011, the implied value of the revised Timmins Gold Corp. proposal was at a premium to the implied value of the revised Gammon Gold proposal, when accounting for the termination fee that would be payable by Timmins Gold Corp. Cormark also noted that the trading price of Timmins Gold Corp. shares had experienced significant volatility and had increased materially over the past four trading days, resulting in the observed premium based on the closing prices on March 16, 2011, but that for the majority of trading since mid-February 2011, the implied value of the revised Timmins Gold Corp. proposal did not exceed the implied value of the revised Gammon Gold proposal by greater than the termination fee. Furthermore, Cormark advised that, when considering 20-day volume weighted average prices up to and including March 16, 2011, the implied value of the Timmins Gold Corp. proposal did not exceed the implied value of the Gammon Gold proposal when accounting for the termination fee. Cormark concluded that, based on implied premiums and trading volatility, the Timmins Gold Corp. proposal did not definitively represent greater consideration than the Gammon Gold proposal.

Cormark then presented a review of the balance sheets of both Gammon Gold and Timmins Gold Corp. Cormark advised that Gammon Gold, as at December 31, 2010, had a net cash position of approximately $97.8 million, including cash on hand of approximately $113.1 million. In addition to its cash position, Gammon Gold had additional sources of funds of approximately $48.2 million under an existing revolving credit facility, representing approximately $177.9 million of gross cash resources in the aggregate as at December 31, 2010. Cormark also advised that, in its last two quarterly periods, Gammon Gold had generated operating cash flows of between $31.2 million and $33.6 million per quarter and positive free cash flow, resulting in a net increase to its ending cash position. Cormark then outlined the estimated 2011 funding requirements of Gammon Gold and CGC (assuming completion of the transaction), which totaled approximately $185.2 million. The largest components of the 2011 funding requirements are estimated to be as follows: CGC’s 2011 capital program (approximately $30 million); Gammon Gold’s 2011 capital program (approximately $57.8 million using consensus research analyst estimates); and the increased cash component of the merger consideration (approximately $69.7 million). Cormark concluded, given Gammon Gold’s strong balance sheet and cash resources, together with potential operating cash flows, that Gammon Gold could adequately finance the combined funding requirements of Gammon Gold and CGC in 2011, without the need to raise additional capital from external sources.

Cormark advised that Timmins Gold Corp., as at December 31, 2010, had a net cash deficit of approximately $8.2 million, including cash on hand of approximately $5.0 million and outstanding indebtedness of approximately $19.8 million. Cormark indicated that the C$20 million loan, recently entered into by Timmins Gold Corp., increased Timmins Gold Corp.’s available cash resources to approximately $25.3 million, while increasing its outstanding indebtedness to approximately $40.1 million. Cormark then outlined the estimated 2011 funding requirements of Timmins Gold Corp. and CGC (assuming CGC enters into and completes a merger with Timmins Gold Corp.), which totaled approximately $129.6 million. The largest components of the 2011 funding requirements are estimated to be as follows: CGC’s 2011 capital program (approximately $30 million); repayment of Timmins Gold Corp. indebtedness (approximately $35 million); Timmins Gold Corp. exploration program (approximately $21 million); transaction costs, including the termination fee payable (approximately $15 million); and the cash component of the Timmins Gold Corp. proposal (approximately $16.0 million). Cormark also noted that in the most recent quarter, Timmins Gold Corp. had generated positive free cash flow of approximately $1 million. Cormark concluded that Timmins Gold Corp. remains in a much weaker financial position than Gammon Gold and a combination with Timmins Gold Corp. would likely require a significant capital raising transaction of up to approximately $100 million to finance 2011 funding requirements.

Cormark then compared the trading liquidity of the shares of Gammon Gold and Timmins Gold Corp. Cormark advised that, based on trading volumes over the past three months, CGC stockholders would be able to trade out of the Gammon Gold share consideration in less than one month, on average. Comparatively, the liquidity in Timmins Gold Corp. shares is much lower than Gammon Gold shares and would require approximately 23 months for CGC stockholders to trade out of the Timmins Gold Corp. share consideration, based on observed trading volumes during the month of February 2011. Cormark advised that the Gammon Gold transaction offers near-cash consideration to CGC stockholders, resulting in significantly less liquidity risk than a merger with Timmins Gold Corp.

Finally, Cormark compared the long term re-rating potential of the two revised proposals. Cormark advised that, based on analyst consensus estimates, Gammon Gold was trading at a 0.8x multiple of its net asset value. Conversely, based on analyst consensus estimates, Timmins Gold Corp. was trading at a 1.6x multiple of its net asset value. When assessing the potential for a long term re-rating, Cormark advised that, at 1.6x net asset value, Timmins Gold Corp. is currently trading near the top end of the range of valuations observed among junior and mid-tier gold producers, while Gammon Gold is trading below the average of observed valuations. Cormark concluded that there is greater potential for a re-rating in a transaction with Gammon Gold than in a transaction with Timmins Gold Corp.

Based on the above criteria, Cormark concluded that the Gammon Gold proposal is the best transaction reasonably available to CGC stockholders.

Opinion of Stifel, Nicolaus & Company, Incorporated

The board of directors of CGC retained Stifel Nicolaus on September 14, 2010 to provide a fairness opinion for the Gammon Gold transaction announced on October 1, 2010. The board of directors of CGC selected Stifel Nicolaus based on Stifel Nicolaus’ qualifications, expertise and reputation. On September 30, 2010, Stifel Nicolaus delivered its written opinion, dated September 30, 2010, to the CGC board of directors that, as of the date of the opinion and subject to and based on the assumptions made, procedures followed, matters considered and limitations of the review undertaken in such opinion, the per share merger consideration to be paid to the holders of shares by Gammon Gold in connection with the merger pursuant to the merger agreement was fair to such stockholders, from a financial point of view. On March 17, 2011 the board of directors of CGC retained Stifel Nicolaus to provide a fairness opinion in connection with the transaction contemplated by the amended merger agreement. On March 17, 2011, Stifel Nicolaus delivered its written opinion, dated March 17, 2011, to the CGC board of directors that, as of the date of the opinion and subject to and based on the assumptions made, procedures followed, matters considered and limitations of the review undertaken in such opinion, the per share merger consideration to be paid to the holders of shares by Gammon Gold in connection with the merger pursuant to the amended merger agreement was fair to such stockholders, from a financial point of view.

The full text of the written opinion of Stifel Nicolaus is attached as Annex S-B to this second supplement and is incorporated into this document by reference. The summary of Stifel Nicolaus’ fairness opinion set forth in this second supplement is qualified in its entirety by reference to the full text of the opinion. Stockholders are urged to read the opinion carefully and in its entirety.

The opinion of Stifel Nicolaus is directed to, and for the information and use of, the CGC board of directors in connection with its consideration of the financial terms of the merger. Stifel Nicolaus’ opinion did not constitute a recommendation to the M&A Committee or the CGC board of directors as to how to vote on the merger or whether to enter into the amended merger agreement or effect the merger or any other transaction contemplated by the amended merger agreement. Stifel Nicolaus’ opinion also does not and shall not constitute a recommendation to any CGC stockholder as to how such stockholder should vote at any stockholders’ meeting at which the merger is considered, or whether or not any CGC stockholder should enter into a voting, support or stockholders’ agreement with respect to the merger (including, without limitation, the voting and support agreements described in the amended merger agreement), or exercise any appraisal rights that may be available to such stockholder. Additionally, Stifel Nicolaus was not involved in structuring or negotiating the merger, the amended merger agreement or any other related agreements or transactions. Stifel Nicolaus’ opinion does not compare the relative merits of the merger with any other alternative transaction or business strategy which may have been available to or considered by the M&A Committee, the CGC board of directors or CGC (including, without limitation, any offer to acquire CGC proposed by Timmins Gold Corp.) and does not address the underlying business decision of the M&A Committee, the CGC board of directors or CGC to proceed with or effect the merger. Stifel Nicolaus was informed by the M&A Committee that the CGC board of directors has determined that the Gammon Gold transaction was superior to the offer to acquire CGC proposed by Timmins Gold Corp. based in part upon the considerations set forth in CGC’s press release dated February 14, 2011, which were subsequently reaffirmed by CGC on March 17, 2011, and the presentation to the M&A Committee by Cormark, financial advisor to CGC. Stifel Nicolaus was instructed by the M&A Committee not to evaluate, and Stifel Nicolaus did not evaluate, any other alternative transaction, including, without limitation, any offer to acquire CGC proposed by Timmins Gold Corp., in connection with Stifel Nicolaus’ opinion. Stifel Nicolaus was not requested to, and did not, explore alternatives to the merger or solicit the interest of any other parties in pursuing transactions with CGC.

Stifel Nicolaus’ opinion is limited to whether the per share merger consideration is fair to the holders of shares, from a financial point of view. Stifel Nicolaus’ opinion does not consider, address or include: (i) the allocation of the per share merger consideration between cash and stock; (ii) any other strategic alternatives currently (or which have been or may be) contemplated by the M&A Committee, CGC’s board of directors or CGC, including, without limitation, any offer to acquire CGC proposed by Timmins Gold Corp.; (iii) the legal, tax or accounting consequences of the merger on CGC or the holders of CGC’s equity securities; (iv) the fairness of the amount or nature of any compensation to any of CGC’s officers, directors or employees, or class of such persons, relative to the compensation to the public holders of CGC’s equity securities; (v) the treatment of, or effect of the merger on, any CGC stock options, warrants or restricted stock; (vi) the closing conditions, termination fees or any other provision of the merger agreement or aspect of the merger; or (vii) the Caborca Sale Agreement described in the amended merger agreement or any other transaction contemplated thereby, or any transaction contemplated by Section 2.6 of the amended merger agreement. Furthermore, Stifel Nicolaus did not express any opinion as to the prices, trading range or volume at which CGC’s or Gammon Gold’s securities would trade following public announcement or consummation of the merger.

In connection with its opinion, Stifel Nicolaus, among other things:

•

reviewed and analyzed the Merger Agreement dated October 1, 2010, Amendment No. 1 to the Merger Agreement dated October 29, 2010, Amendment No. 2 to the Merger Agreement dated March 9, 2011 and a draft copy of Amendment No. 3 to the Merger Agreement dated March 15, 2011;

•

reviewed and analyzed the audited consolidated financial statements of the CGC contained in its Annual Report on Form 10-K for the fiscal year ended July 31, 2010 and the subsequent unaudited consolidated financial statements of CGC contained in its Quarterly Reports on Form 10-Q for the quarters ended October 31, 2010 and January 31, 2011;

•

reviewed and analyzed the audited consolidated financial statements of Gammon Gold contained in its Annual Report on Form 40-F for the fiscal year ending December 31, 2009, and the subsequent unaudited consolidated financial statements of CGC contained in its Reports on Form 6-K for the quarters ended June 30, 2010 and September 30, 2010;

•

reviewed and analyzed certain other publicly available information concerning the CGC and Gammon Gold, including, without limitation, the press releases issued by CGC and Gammon Gold in relation to the merger;

•	reviewed and analyzed CGC’s latest financial projections dated September 1, 2010;

•	reviewed and analyzed Gammon Gold’s latest financial projections as provided by CGC and dated September 1, 2010;

•	reviewed the reported prices and trading activity of the publicly traded equity securities of CGC and Gammon Gold;

•	reviewed reserve and resource information contained in public filings and other technical reports of CGC, Gammon Gold and certain publicly traded comparable companies;

•	calculated and analyzed the present value of the future cash flows expected to be generated by CGC and Gammon Gold, based on projections provided by CGC, under different commodity price scenarios;

•

reviewed and analyzed certain publicly available financial and stock market data and pricing metrics for selected merger and acquisition transactions that Stifel Nicolaus believed to have relevance to the opinion;

•

reviewed the financial terms and valuation metrics, to the extent publicly available, of certain gold mining merger and acquisition transactions that Stifel Nicolaus believed to have relevance to the opinion; and

•	conducted such other financial studies, analyses and investigations and considered such other information as necessary or appropriate for purposes of the opinion.

In connection with its review, Stifel Nicolaus relied upon and assumed, without independent verification, the accuracy and completeness of all financial, production, reserve, cash flow and other information that was made available, supplied, or otherwise communicated to Stifel Nicolaus by or on behalf of CGC, Gammon Gold or their respective advisors, or that was otherwise reviewed by Stifel Nicolaus, and Stifel Nicolaus did not assume any responsibility for independently verifying any of such information.

With respect to any financial forecasts supplied to Stifel Nicolaus by CGC and Gammon Gold (including, without limitation, potential cost savings and operating synergies realized by a potential acquirer), Stifel Nicolaus assumed that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of CGC and Gammon Gold as to the future operating and financial performance of CGC and Gammon Gold, respectively, and that they provided a reasonable basis upon which Stifel Nicolaus could form its opinion. Such forecasts and projections were not prepared with the expectation of public disclosure. All such projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic, market and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projected financial information. Stifel Nicolaus relied on this projected information without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof. Stifel Nicolaus understood that the CGC and Gammon Gold projections are as of September 1, 2010, which are the latest financial projections prepared by either party. Stifel Nicolaus further relied upon the assurances by CGC and Gammon Gold that they are unaware of any facts that would make their respective information incomplete or misleading. Stifel Nicolaus assumed, with the consent of CGC and Gammon Gold, that any material liabilities (contingent or otherwise, known or unknown), if any, relating to CGC and Gammon Gold, respectively, were disclosed to Stifel Nicolaus.

Stifel Nicolaus assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, reserves, production levels, business or prospects of CGC since the date of the financial statements contained in CGC’s Quarterly Report on Form 10-Q for the period ended January 31, 2011 and of Gammon Gold since the date of the financial statements for the period ended September 30, 2010 contained in Gammon Gold’s Form 6-K. Stifel Nicolaus was not requested to make, and did not make, an independent evaluation or appraisal of the reserve, production and cash flow forecasts of CGC or Gammon Gold, or any other assets or liabilities of CGC or Gammon Gold. Estimates of reserves, production and cash flow forecasts did not purport to be appraisals or necessarily reflect the prices at which the reserves, production, leases or other assets may actually be sold. Because such estimates are inherently subject to uncertainty, Stifel Nicolaus assumed no responsibility for their accuracy. Stifel Nicolaus relied on the reserve, production and cash flow forecasts without independent verification or analysis and did not and does not, in any respect, assume any responsibility for the accuracy or completeness thereof.

Stifel Nicolaus’ fairness opinion was necessarily based upon financial, economic, market and other conditions and circumstances existing and disclosed by CGC, Gammon Gold or their respective advisors as of the date of such opinion. It is understood that subsequent developments may affect the conclusions reached in its fairness opinion, and that Stifel Nicolaus does not have any obligation to update, revise or reaffirm its fairness opinion. Stifel Nicolaus also assumed that the merger will be consummated on the terms and conditions described in the draft merger agreement, as amended, without any waiver of material terms or conditions by CGC, Gammon Gold, or any other party, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the merger will not have an adverse effect on CGC, Gammon Gold or their respective equity securities. Stifel Nicolaus relied on advice of counsel to CGC as to certain legal and tax matters with respect to CGC, Gammon Gold, the merger and the amended merger agreement. In addition, Stifel Nicolaus assumed that the definitive merger agreement, as amended, will not differ materially from the draft that was reviewed, and that there will be no change to the contemplated structure of the merger by Gammon Gold or its merger subsidiary pursuant to Section 1.1(b) of the merger agreement. Stifel Nicolaus further assumed, with the M&A Committee’s consent, that there are no factors that would delay, or subject to any adverse conditions, any necessary regulatory or governmental approvals, and that all conditions to the merger will be satisfied and not waived.

The summary set forth below does not purport to be a complete description of the analyses performed by Stifel Nicolaus, but describes, in summary form, the material elements of the presentation that Stifel Nicolaus made to the M&A Committee on March 17, 2011, in connection with Stifel Nicolaus’ fairness opinion.

In accordance with customary investment banking practice, Stifel Nicolaus employed generally accepted valuation methods and financial analyses in reaching its opinion. The following is a summary of the material financial analyses performed by Stifel Nicolaus in arriving at its opinion. These summaries of financial analyses alone do not constitute a complete description of the financial analyses Stifel Nicolaus employed in reaching its conclusions. None of the analyses performed by Stifel Nicolaus was assigned a greater significance by Stifel Nicolaus than any other, nor does the order of analyses described represent relative importance or weight given to those analyses by Stifel Nicolaus. Some of the summaries of the financial analyses include information presented in tabular format. In order to understand the financial analyses used by Stifel Nicolaus more fully, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of Stifel Nicolaus’ financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Stifel Nicolaus. The summary data set forth below do not represent and should not be viewed by anyone as constituting conclusions reached by Stifel Nicolaus with respect to any of the analyses performed by it in connection with its opinion. Rather, Stifel Nicolaus made its determination as to the fairness to the holders of shares of the per share merger consideration, from a financial point of view, on the basis of its experience and professional judgment after considering the results of all of the analyses performed. Accordingly, the data included in the summary tables and the corresponding imputed ranges of value for CGC and Gammon Gold should be considered as a whole and in the context of the full narrative description of all of the financial analyses set forth in the following pages, including the assumptions underlying these analyses. Considering the data included in the summary table without considering the full narrative description of all of the financial analyses, including the assumptions underlying these analyses, could create a misleading or incomplete view of the financial analyses performed by Stifel Nicolaus.

Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 17, 2011 and is not necessarily indicative of current market conditions. The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which any securities may trade in the public markets, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions and other factors that influence the price of securities.

No company or transaction used in any analysis as a comparison is identical to CGC, Gammon Gold or the merger, and they all differ in material ways. Stifel Nicolaus selected comparable publicly traded companies and publicly announced transactions on the basis of various factors, including the size of the public companies and the similarity of the lines of business to CGC and Gammon Gold. Accordingly, an analysis of the results described below is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the comparable companies or transactions to which they are being compared. In addition, because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between CGC’s and Gammon Gold’s respective businesses, operations and prospects and those of the comparable companies analyzed, Stifel Nicolaus believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analyses. Accordingly, Stifel Nicolaus also made qualitative judgments concerning the differences between the characteristics of these transactions (including market conditions, rationale and circumstances surrounding each of the transactions, and the timing, type and size of each of the transactions) and the merger that could affect CGC’s acquisition value.

In conducting its analysis, Stifel Nicolaus used five methodologies to determine the approximate valuations of CGC and Gammon Gold. The methodologies used to determine the value of CGC and Gammon Gold included: comparable companies analysis, precedent M&A transactions analysis, net asset value analysis, historical stock trading analysis and Wall Street equity research stock price target analysis. These analyses were developed and applied collectively. Consequently, each individual methodology was not given a specific weight, nor can any methodology be viewed individually. Stifel Nicolaus used these analyses to determine the impact of various operating metrics on the implied equity value of CGC and Gammon Gold. Each of these analyses yielded a range of implied equity values, and therefore, such implied equity value ranges developed from these analyses must be viewed collectively and not individually. Stifel Nicolaus also included three pro forma analyses in its fairness opinion presentation to the board of directors which were not included in its fairness opinion but are described below. Unless noted otherwise, all analyses are based on the Gammon Gold closing stock price as of March 17, 2011 of $8.53 per share.

Historical Stock Trading Analysis

Stifel Nicolaus reviewed historical trading prices and volumes for both CGC and Gammon Gold common stock for the period from March 17, 2010 to March 17, 2011, the last trading day preceding the announcement of the execution of Amendment No. 3 to the Merger Agreement. Stifel Nicolaus noted that the implied per share merger consideration was $5.53 based on closing Gammon Gold’s closing price of $8.53 as of March 17, 2011. This analysis indicated that the offer price represented a premium of 3.1% based on the March 17, 2011 closing market price of $5.36 per share of CGC common stock. Stifel Nicolaus noted that due to the public knowledge in the market of competing acquisition offers over the last five months, the current share price of CGC already reflects a transaction premium. Therefore, a premium analysis based on the current CGC share price is not relevant to determining the fairness of an offer.

Wall Street Equity Research Analyst Stock Price Targets

To provide background information and perspective with respect to stock price targets of CGC and Gammon Gold common stock, Stifel Nicolaus reviewed publicly available published price target estimates for both CGC and Gammon Gold common stock published by Wall Street equity research analysts as of March 17, 2011. The following table summarizes these estimates:

	CGC		Gammon Gold
	Low	High	Low	High
Target Price Range as of:
March 17, 2011	$4.70	$9.26	$7.58	$11.71

Comparable Company Analysis – CGC

Stifel Nicolaus reviewed the trading multiples and market statistics of CGC and the following selected publicly traded companies with businesses like that of CGC that Stifel Nicolaus deemed to be similar to CGC in terms of relative size and geographic focus: Argonaut Gold Ltd., Great Basin Gold Ltd., Jaguar Mining Inc., Minefinders Corp. Ltd. and Timmins Gold Corp. Estimated financial data for the selected companies was based on publicly available research analyst estimates.

This analysis produced multiples of selected reserve and financial valuation data which Stifel Nicolaus compared to multiples and reserve data derived from the implied offer price of $5.53. The following table sets forth the results of this analysis:

	Total Enterprise Value Per
	Total Reserves	Total Resources	CY 2011 Production	P/ NAV
CGC Implied Offer	$232	$171	$4.799	0.85x
Selected Companies:
Minimum	$125	$42	$2.892	0.49x
Mean	$231	$118	$4.645	0.90x
Median	$176	$70	$3.585	0.85x
Maximum	$473	$310	$7.499	1.22x

The implied multiples based on the offer price are within the range of the multiples of the selected comparable companies.

Comparable Company Analysis – Gammon Gold

Stifel Nicolaus reviewed the trading multiples and market statistics of Gammon Gold and the following selected publicly traded companies with businesses like that of Gammon Gold that Stifel Nicolaus deemed to be similar to Gammon Gold in terms of relative size and geographic focus: Alamos Gold Inc., Aurizon Mines Ltd., IAMGOLD Corp., New Gold Inc. and Yamana Gold Inc. Estimated financial data for the selected companies was based on publicly available research analyst estimates.

This analysis produced multiples of selected reserve and financial valuation data which Stifel Nicolaus compared to Gammon Gold’s trading metrics. The following table sets forth the results of this analysis:

	Total Enterprise Value Per
	Total Reserves	Total Resources	CY 2010A Production	P/ NAV
Gammon Gold Implied Offer	$423	$333	$5,653	0.75x
Selected Companies:
Minimum	$408	$196	$7,094	1.06x
Mean	$509	$245	$8,821	1.26x
Median	$463	$241	$8,730	1.14x
Maximum	$712	$298	$10,913	1.66x

The implied multiples based on Gammon Gold’s trading metrics are within the range of the multiples of the selected comparable companies except for a P/NAV basis where Gammon Gold is trading at a discount to the selected comparable companies.

Selected Precedent Gold M&A Transactions Analysis

Using publicly available information, Stifel Nicolaus reviewed 11 public company mergers and acquisitions in the North and Central American gold industry. These transactions were selected because they involved companies with operations in the gold mining industry with similar size and operating metrics to CGC. When comparing these transactions to the CGC and Gammon Gold merger, it is important to consider that neither each transaction nor the group should be viewed in isolation. The transactions should be considered alongside historical commodity prices, as these prices have fluctuated substantially, as well as consider the unique growth estimates specific to each transaction. The precedent transactions considered by Stifel Nicolaus were:

Announce Date	Target	Acquirer
October 19, 2010	Pediment Gold Corp.	Argonaut Gold Ltd.
March 11, 2010	Underworld Resources, Inc.	Kinross Gold Corp.
December 29, 2009	Canplats Resources Corp.	Goldcorp, Inc.
August 27, 2009	West Timmins Mining, Inc.	Lake Shore Gold Corp.
March 4, 2009	Western Goldfields Inc.	New Gold, Inc.
January 11, 2008	Golden Cycle Gold Corp.	AngloGold Ashanti Ltd.
June 28, 2007	NewWest Gold Corp.	Fronteer Development Group Inc.
February 14, 2007	Cumberland Resources Ltd.	Agnico-Eagle Mines Ltd.
February 5, 2007	Queenstake Resources Ltd.*	Yukon-Nevada Gold Corp.
March 6, 2006	White Knight Resources Ltd.**	US Gold Corporation
July 24, 2006	Pioneer Metals Corp.	Barrick Gold Corporation

*	Considered by Stifel Nicolaus but excluded as an outlier for the purpose of calculating premiums paid in connection with the analysis set forth in this second supplement.

**	Considered by Stifel Nicolaus but excluded as an outlier for the purpose of calculating total enterprise value per total resource potential in connection with the analysis set forth in this second supplement.

For each acquired entity with available reserve information and not excluded as an outlier as indicated above, Stifel Nicolaus analyzed the total consideration paid to the target based on total enterprise value, or TEV per total reserves and TEV per total resource potential. The following table sets forth the results of this analysis:

	Total Enterprise Value per
	Proved Reserves	Total Resource Potential
CGC Implied Offer	$232	$171
Selected Transactions:
Minimum	$27	$27
Mean	$150	$90
Median	$155	$73
Maximum	$251	$169

The implied offer based on these metrics is within or above the range of the consideration paid in the selected transactions.

For each acquired entity not excluded as an outlier as indicated above, Stifel Nicolaus analyzed the premium paid to the target’s stock price for the 1-day, 5-day and 30-day periods prior to the announcement of the transaction. Stifel Nicolaus noted that due to the public knowledge in the market of competing acquisition offers over the last five months, the current share price of CGC already reflects a transaction premium. Therefore, a premium analysis based on the current CGC share price is not relevant to determining the fairness of an offer. The following table sets forth the results of analysis:

	Premium
	1-Day	5-Day	30-Day
CGC Implied Offer (premiums as of 3/17/2011)	3.1%	1.7%	(4.1)%
Selected Transactions:
Minimum	(3.1)%	(8.3)%	(4.1)%
Mean	24.1%	27.3%	36.9%
Median	24.3%	30.6%	34.8%
Maximum	54.0%	55.1%	82.8%

The implied premiums based on the offer price are within the range of the premiums paid in the selected transactions.

Net Asset Value Analysis – CGC

In order to estimate the net asset value, or NAV, per share of CGC’s common stock, Stifel Nicolaus performed a discounted cash flow analysis of CGC. A discounted cash flow analysis is a traditional valuation methodology used to derive the net asset value of mining companies by calculating the “present value” of estimated future cash flows based on the company’s long-term mine plan for its reserves. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a range of discount rates that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

To calculate the estimated NAV per share of CGC using the discounted cash flow method, Stifel Nicolaus discounted projected after-tax free cash flows for fiscal years 2011 through 2023 based on internal projections of CGC management to their present value using a range of selected discount rates. The range of discount rates of 2.5% to 7.5% was selected based on the midpoint discount rate of 5.0% which is widely used by equity research analysts that cover the gold industry. The after-tax unlevered free cash flows were calculated by taking the net income and adding back depreciation, reclamation accruals, and amortization of debt issuance discounts and premiums then subtracting capital expenditures and adjusting for changes in working capital and other non-cash items, if any.

Stifel Nicolaus then calculated a range of implied NAV per share amounts for CGC cash flows and subtracted the company’s net debt and reclamation liabilities then added estimated working capital as reflected in its Form 10-Q filing for the period ended January 31, 2011, then divided by the fully diluted number of shares of CGC’s common stock outstanding. The implied NAV per share resulting from such analysis for CGC’s common stock is $5.73 to $7.38 per share based on Bloomberg weighted average consensus commodity price estimates. Additionally, in order to capture the CGC management perspective on NAV per share of CGC, Stifel Nicolaus also calculated the implied NAV per share range based on management’s commodity price projections. These commodity projections resulted in an NAV range from $3.04 to $4.02 per share.

The implied offer per share is within the range of implied NAVs per share based on the 2.5% to 7.5% discount rates based on Bloomberg weighted average consensus commodity price estimates, and above the range based on CGC management commodity price estimates.

Net Asset Value Analysis – Gammon Gold

Stifel Nicolaus used the same NAV valuation methodology and discount rate range used with respect to CGC in order to estimate the NAV per share of Gammon Gold’s common shares. Stifel Nicolaus calculated the implied NAV resulting from such analysis for Gammon Gold’s common shares of $10.51 to $12.45 per share based on Bloomberg weighted average consensus commodity price estimates. Stifel Nicolaus also calculated the implied NAV per share range based on CGC’s commodity price projections which range from $6.54 to $7.81 per share.

The implied NAV per share based on the 2.5% to 7.5% discount rates is within the historic trading range of Gammon Gold’s common share price based on Gammon Gold management commodity price estimates, and above the range based on Bloomberg weighted average consensus commodity price estimates.

Pro Forma Analysis

This section provides the following additional information with respect to the pro forma analysis performed by Stifel Nicolaus:

Pro Forma Analysis – Contribution Analysis

Stifel Nicolaus reviewed the relative financial contributions of the merger on the combined CGC and Gammon Gold entity without giving effect to potential strategic implications, operational benefits and certain accounting adjustments anticipated by the managements of CGC and Gammon Gold to result from the merger. Stifel Nicolaus used CGC and Gammon Gold management projections adjusted to reflect Bloomberg weighted average consensus estimates to show the relative contributions from each CGC and Gammon Gold to the pro forma equity value, enterprise value, reserves, resources and share based ownership to the combined entity as well as revenue, EBITDA and production for the years 2011, 2012 and 2013 to the combined entity.

Pro Forma Analysis – Accretion/Dilution Analysis

Stifel Nicolaus reviewed the potential pro forma financial effects of the merger on the combined CGC and Gammon Gold entity based on the exchange ratio provided for in the merger agreement as well as CGC and Gammon Gold management projections adjusted to reflect Bloomberg weighted average consensus estimates not reflecting any synergies or purchase price accounting adjustments. The pro forma accretion/dilution analysis indicated that, relative to Gammon Gold on a stand-alone basis, the merger could be dilutive to Gammon Gold’s calendar year 2011 estimated earnings per share and accretive to Gammon Gold’s calendar year 2012 estimated earnings per share. The actual results achieved by the pro forma combined entity may vary from forecasted results and the variations may be material.

Pro Forma Analysis – Net Asset Value Analysis

Stifel Nicolaus used the same NAV valuation methodology and discount rate range used with respect to CGC and Gammon Gold on a stand-alone basis in the sections entitled “Net Asset Value Analysis – CGC” and “Net Asset Value Analysis – Gammon Gold” in order to estimate the NAV per share of the pro forma entity without giving effect to potential strategic implications, operational benefits and certain accounting adjustments anticipated by the managements of CGC and Gammon Gold to result from the merger. Stifel Nicolaus calculated the implied NAV resulting from such analysis for entity to be $10.62 to $12.76 per share based on CGC and Gammon Gold management projections adjusted to reflect Bloomberg weighted average consensus estimates. The pro forma NAV analysis indicated that, relative to Gammon Gold on a stand-alone basis, the merger would be accretive to Gammon Gold’s NAV per share. The actual results achieved by the pro forma combined entity may vary from forecasted results and the variations may be material.

The implied combined NAV per share based on the 2.5% to 7.5% discount rates is above the historic trading range of Gammon Gold’s common share price based on Bloomberg weighted average consensus commodity price estimates.

Conclusion

Based upon the foregoing analyses and the assumptions and limitations set forth in full in the text of Stifel Nicolaus’ opinion letter, Stifel Nicolaus was of the opinion that, as of the date of Stifel Nicolaus’ opinion, the per share merger consideration to be paid to the holders of shares by Gammon Gold in connection with the merger pursuant to the amended merger agreement was fair to such holders of shares, from a financial point of view.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Stifel Nicolaus considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Stifel

Nicolaus believes that the summary provided and the analyses described above must be considered as a whole and that selecting portions of these analyses, without considering all of them, would create an incomplete view of the process underlying Stifel Nicolaus’ analyses and opinion; therefore the range of valuations resulting from any particular analysis described above should not be taken to be Stifel Nicolaus’ view of the actual value of CGC or Gammon Gold.

Stifel Nicolaus received a $300,000 fee upon the delivery of its fairness opinion. Stifel Nicolaus will not receive any significant payment or compensation contingent upon the successful consummation of the merger. In addition, CGC has agreed to indemnify Stifel Nicolaus for certain liabilities relating to or arising out of its engagement. Stifel Nicolaus, as part of its investment banking services, is regularly engaged in the independent valuation of businesses and securities in connection with mergers and acquisitions. Both CGC and members of the M&A Committee have previously worked with Stifel Nicolaus. Stifel Nicolaus’ engagement by the M&A Committee was based upon several factors, including the previously noted reasons, as well as its reputation in the industry and the recommendation by Ballard Spahr. CGC engaged Stifel Nicolaus to render a fairness opinion, and Stifel Nicolaus received a fee of $400,000 for a fairness opinion rendered on September 30, 2010, relating to the Gammon Gold acquisition announced on October 1, 2010. Stifel Nicolaus received fees of $475,000 for fairness opinions rendered in 2009 relating to other transactions. Prior to the proposed merger, Stifel Nicolaus had no prior relationship with Gammon Gold. There are no other material relationships that existed during the two years prior to the date of Stifel Nicolaus’ opinion or that are mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of the relationship between Stifel Nicolaus and any party to the merger. Stifel Nicolaus may seek to provide investment banking services to Gammon Gold or its affiliates in the future, for which Stifel Nicolaus would seek customary compensation. In the ordinary course of business, Stifel Nicolaus and its clients may transact in the securities of CGC and Gammon Gold and, accordingly, may at any time hold a long or short position in such securities. Stifel Nicolaus’ internal Fairness Opinion Committee approved the issuance of its fairness opinion.

CGC Unaudited Prospective Financial Information

CGC does not as a matter of course make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. The mining industry is inherently dangerous and subject to conditions or events beyond CGC’s control that could have a material adverse effect on CGC and its business. Mining involves various types of risks and hazards, including: environmental hazards; industrial accidents; metallurgical and other processing problems; unusual or unexpected rock formations; structural cave-ins or slides; seismic activity; flooding; fires; periodic interruptions due to inclement or hazardous weather conditions; variations in grade, deposit size, density and other geological problems; inability to delineate additional reserves as a result of exploration programs and inability to mine any such reserves; mechanical equipment performance problems; unavailability of materials and equipment, including fuel; labor force disruptions; unanticipated or significant changes in the costs of supplies, including petroleum; and unanticipated transportation costs. These risks could result in damage to, or destruction of, mineral properties, production facilities or other properties, personal injury or death, loss of key employees, environmental damage, delays in mining, increased production costs, monetary losses and possible legal liability. Investors should review CGC’s Form 10-K for the year ended July 31, 2010, as amended by Form 10-K/A, and the CGC Quarterly Reports on Form 10-Q for the quarterly periods ended October 31, 2010 and January 31, 2011 for a comprehensive overview of risks and uncertainties facing CGC including those specific to the mining industry. Nonetheless, CGC is including this unaudited prospective financial information in this second supplement to provide its stockholders access to certain non-public unaudited prospective financial information that was made available to CGC’s board of directors, special committee and financial advisors and to Gammon Gold in connection with the merger in August 2010. The information provided to CGC’s board of directors, the M&A Committee and financial advisors and to Gammon Gold included estimates of gold and silver sales, metal price assumptions, revenues, and net income. This prospective financial information was prepared by CGC’s management in July/August 2010, based solely upon information available at that time. The financial projections included the most up-to-date financial analysis available at that time and reflected CGC’s preliminary calculations of its anticipated fiscal year ended July 31, 2011 budget. While the financial projections were prepared in good faith, no assurance can be given regarding future events. In addition, the financial projections include a shift to self-mining from the current use of a contract miner at the El Chanate mine. Therefore, the financial projections of CGC included in this second supplement should not be considered a reliable predictor of future operating results. In addition, the financial projections do not reflect CGC’s current view on the business of the combined company because there can be no assurance that a transaction with Gammon Gold will be consummated. The unaudited prospective financial information was not prepared with a view toward public disclosure, and the inclusion of this information should not be regarded as an indication that any of CGC, Gammon Gold, Cormark, Stifel Nicolaus or any of their respective representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results, nor should this information be relied on as such.

While presented with numeric specificity, the unaudited prospective financial information reflects numerous judgments, estimates and assumptions with respect to industry performance, general business, economic, regulatory, environmental, litigation, market and financial conditions, foreign currency rates, and matters specific to CGC’s business, such as competitive conditions, successful integration of Nayarit Gold and the development of CGC’s Orion Project into a producing mine, many of which are beyond CGC’s control. The unaudited prospective financial information was prepared solely for internal use and is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Because the unaudited prospective financial information covers multiple years, such information by its nature, becomes less predictive with each successive year. Accordingly, CGC’s management believes that providing the estimated aggregate amount of each of the various operating and financial projection items below covering the life of mines, which may span up to ten years, is more meaningful to readers. CGC’s stockholders are urged to review the risk factors discussed herein and the CGC Annual Report on Form 10-K for the fiscal year ended July 31, 2010, as amended by Form 10-K/A, and the CGC Quarterly Reports on Form 10-Q for the quarterly period ended October 31, 2010 and January 31, 2011, for a description of risk factors with respect to CGC’s business. See “Cautionary Note Regarding Forward-Looking Statements” and “Update to Where You Can Find More Information.” The unaudited prospective financial information was not prepared with a view toward complying with U.S. GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither BDO USA LLP, CGC’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The unaudited prospective financial information set forth below was provided to Cormark and Stifel Nicolaus for use in connection with their financial analysis and fairness opinions relating to the proposed merger. In some cases where Stifel Nicolaus deemed necessary or advisable in its professional judgment based upon historical and projected pricing trends, as part of the analysis for its fairness opinion, Stifel Nicolaus used various pricing assumptions and performed pricing sensitivity analysis in connection with the projections of both CGC and Gammon Gold. Specifically, Stifel Nicolaus applied two metal pricing cases to the projections using pricing assumptions provided by CGC’s management and the Bloomberg weighted average consensus estimates. The report of CGC’s independent registered public accounting firm contained in CGC’s most recent Annual Report on Form 10-K, as amended by Form 10-K/A, which are incorporated by reference into this second supplement, relates to CGC’s historical financial information. It does not extend to the unaudited prospective financial information and should not be read to do so.

Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared.

	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025	Total
	(in thousands)
Operating statistics(1):
Gold ounces sold	72	70	84	93	94	91	86	70	70	70	70	70	20	—	—	960
Silver ounces sold	98	99	1,574	2,228	1,997	1,832	1,795	100	99	99	99	99	34	—	—	10,153

Financial statistics(1):
Revenue	$75,340	$70,000	$107,362	$127,060	$124,276	$118,884	$112,930	$70,000	$70,000	$70,000	$70,000	$70,000	$20,646	—	—	$1,106,498
Costs applicable to sales	34,855	38,485	56,150	59,665	58,240	59,038	60,952	43,685	45,945	37,740	28,966	27,787	11,899	391	—	563,798
Net income	14,285	9,483	19,215	15,682	14,933	11,925	11,831	8,316	7,463	13,673	20,249	21,177	(517)	(2,383)	(1,050)	164,282
Cash flows from operating activities(2)	10,813	18,896	35,754	51,943	48,259	45,225	40,883	11,606	15,829	30,310	27,964	35,693	3,478	(5,749)	(1,050)	369,854
Capital expenditures(3)	12,468	37,576	19,700	15,171	7,302	4,398	7,667	740	4,449	740	—	—	—	—	—	110,211
Net free cash flow	$(5,255)	$(19,480)	$16,054	$36,772	$40,957	$40,827	$33,221	$10,856	$11,380	$29,570	$27,964	$35,693	$3,482	$(5,749)	$(1,050)	255,242

CGC Management Estimates:
Assumed Gold price per ounce	$1,028.99	$1,000.00	$1,000.00	$1,000.00	$1,000.00	$1,000.00	$1,000.00	$1,000.00	$1,000.00	$1,000.00	—	—	—	—	—	—
Assumed Silver price per ounce	$16.00	$16.00	$16.00	$16.00	$16.00	$16.00	$16.00	$16.00	$16.00	$16.00	—	—	—	—	—	—

Bloomberg Weighted Average Consensus Estimates:
Assumed Gold price realized per ounce	$1,482.00	$1,483.00	$1,462.00	$1,244.00	$1,244.00	$1,244.00	$1,244.00	$1,244.00	$1,244.00	$1,244.00	—	—	—	—	—	—
Assumed Silver price realized per ounce	$30.79	$29.33	$23.70	$21.78	$21.78	$21.78	$21.78	$21.78	$21.78	$21.78	—	—	—	—	—	—

(1)	Represents the estimate for the life of mine for both the El Chanate mine estimated at ten years and the Orion Project at five years. The Orion Project is anticipated to initiate production by the fiscal year ended July 31, 2013.
(2)	Represents mainly the capital expenditures associated with the construction of the Orion Project, conversion to self-mining and the associated procurement of a mining fleet as well as leach pad expansion costs.
(3)	Net free cash flow represents an indication of CGC’s continuing capacity to generate discretionary cash flow from operations, comprising cash flows from operating activities net of total capital expenditures and debt repayments. It does not necessarily represent the cash flow in the period available for CGC’s management to use at its discretion, which may be affected by other sources and non-discretionary uses of cash.

Because of the forward-looking nature of the unaudited prospective financial information, specific quantifications of the amounts that would be required to reconcile it to U.S. GAAP measures are not available. CGC believes that there is a degree of volatility with respect to certain of CGC’s U.S. GAAP measures, and certain adjustments made to arrive at the relevant non-GAAP measures, which preclude CGC from providing accurate forecasted U.S. GAAP to non-GAAP reconciliations.

For the reasons identified above, CGC believes that providing estimates of the amounts that would be required to reconcile prospective net free cash flow to earnings before income taxes and cash flows from operating activities would imply a degree of precision that would be confusing or misleading to investors.

In preparing the above unaudited prospective financial information, CGC made the following material assumptions over the life-of mine period:

•	No legislative changes affecting the mining industry in Mexico;

•	No significant economic or regulatory changes to CGC’s product market;

•	Exclusion of merger-related transaction costs;

•	Life of mine plans initiate at the beginning of CGC’s fiscal year ended July 31, 2011 (August 1, 2010);

•	Reflects CGC transition from contract mining to self-mining;

•	Foreign currency rate of 12.5 pesos to the USD for all years; accordingly, the impact of foreign currency volatility has not been considered; and

•	Orion project assumes mining the resource ounces detailed within its Preliminary Economic Assessment (“PEA”).

No assurances can be given that these assumptions will accurately reflect future conditions. In addition, although presented with numerical specificity, the above unaudited prospective financial information reflects numerous assumptions and estimates as to future events made by CGC’s management that CGC’s management believed were reasonable at the time the unaudited prospective financial information was prepared. The above unaudited prospective financial information does not give effect to the merger. CGC’s stockholders are urged to review CGC’s most recent SEC filings for a description of CGC’s reported and anticipated results of operations, financial condition and capital resources during 2010, including the discussion under the caption “Looking Forward” (which forms a part of “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) in CGC’s most recent Annual Report on Form 10-K, as amended by Form 10-K/A, which are incorporated by reference into this second supplement.

Readers of this second supplement are cautioned not to place undue reliance on the unaudited prospective financial information set forth above. No representation is made by CGC, Gammon Gold or any other person to any stockholder of CGC regarding the ultimate performance of CGC compared to the information included in the above unaudited prospective financial information. The inclusion of unaudited prospective financial information in this second supplement should not be regarded as an indication that such prospective financial information will be an accurate prediction of future events, and they should not be relied on as such.

CGC DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF INTERVENING OR FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE.

Regulatory Matters Related to the Merger and Stock Exchange Listings

The completion of the merger is subject to prior notification to and approval by the Mexican Federal Antitrust Commission (Comisión Federal de Competencia Económica). On February 17, 2011, Gammon Gold and CGC received regulatory approval from the Mexican antitrust authority with respect to the proposed merger.

Gammon Gold is obligated under the merger agreement to cause the Gammon Gold common shares issuable in the merger to be approved for listing on the TSX and the NYSE, subject to official notice of issuance, prior to the completion of the merger, which Gammon Gold received on January 18, 2011 and March 14, 2011, respectively.

Termination Fees and Expenses

On March 9, 2011, CGC, Gammon Gold and Capital Gold AcquireCo, Inc. entered into Amendment No. 2. Pursuant to Amendment No. 2, the termination fee payable by CGC, under certain circumstances, was reduced from $10.3 million to $5.75 million. In addition, Gammon Gold’s ability to terminate the agreement for any reason with the payment of a $2 million termination fee was eliminated.

Litigation Related to the Merger

The definitive proxy statement/prospectus describes the litigation relating to the merger up to and including February 16, 2011. The discussion below supplements those descriptions up to and including the date of this second supplement.

In the definitive proxy statement/prospectus, reference is made to thirteen putative shareholder class action complaints that were filed challenging the transaction, including six that were filed in the Delaware Court of Chancery and later consolidated, referred to as the Delaware Actions. On March 9, 2011, counsel to the parties to the Delaware Actions entered into a Memorandum of Understanding that expresses an agreement in principle to settle the Delaware Actions, subject to approval by the Delaware Court of Chancery and on terms and conditions that include, among other things, certain supplemental disclosures that were contained in the first supplement and certain amendments to the terms of the merger agreement, as discussed in the first supplement. If the Delaware Court of Chancery approves the settlement contemplated in the Memorandum of Understanding, the Delaware Actions will be dismissed with prejudice. Subject to court approval of the settlement, counsel for the purported class will apply to the Delaware Court of Chancery for attorneys’ fees and expenses in connection with the actions. The settlement will not take effect unless the merger between Gammon Gold and Capital Gold is consummated. The material terms of the settlement will be described in a notice that will be filed with the SEC at a later date.

In the definitive proxy statement/prospectus, reference is made to six class action complaints relating to the proposed merger that were filed in New York Supreme Court, New York County. These actions were consolidated on February 18, 2011, under the caption In re Capital Gold Corporation Shareholder Litigation, No. 651651/2010, referred to as the Consolidated New York Action. On March 2, 2011, plaintiffs in the Consolidated New York Action filed a consolidated amended class action complaint. Defendants must answer, move or otherwise respond to the consolidated amended class action complaint by April 16, 2011.

In the definitive proxy statement/prospectus, reference is made to a class action complaint relating to the proposed merger filed in the United States District Court for the Southern District of New York, under the caption Boehm v. Capital Gold Corp., et al., No. 10-CV-8818(RMB)(RLE), referred to as the Boehm New York Action. On February 18, 2011, plaintiff in the Boehm New York Action filed an amended complaint. On February 25, 2011, defendants moved to stay or in the alternative dismiss the Boehm New York Action. On February 28, 2011, plaintiff’s request for expedited discovery was denied. On March 4, 2011, plaintiff filed a motion for preliminary injunction, which defendants responded to on March 8, 2011. On March 14, 2011, the court in the Boehm New York Action denied (as withdrawn) plaintiff’s motion for a preliminary injunction, stayed the case in favor of the Delaware proceeding, and denied plaintiff’s request for attorneys’ fees.

AMENDMENT TO THE MERGER AGREEMENT

The following section describes the material terms of the amendment. This description of the amendment is qualified in its entirety by reference to the full text of the amendment, which is attached as Annex S-A to this second supplement and is incorporated herein by reference. The amendment has been included to provide you with information regarding its terms. Gammon Gold and CGC encourage you to read the entire amendment.

The summary below is included in this second supplement only to provide you with information regarding the terms and conditions of the amendment, and not to provide any other factual information regarding Gammon Gold, CGC or their respective businesses. Accordingly, the provisions of the amended merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this second supplement and in the documents incorporated by reference into this second supplement. See “Update to Where You Can Find More Information” for the location of information incorporated by reference into this second supplement.

The representations, warranties and covenants contained in the merger agreement and described in the definitive proxy statement/prospectus were made only for purposes of the merger agreement and as of specific dates and were not updated or made as of the date of the amended merger agreement. The representations, warranties and covenants contained in the amended merger agreement may be subject to more recent developments, were made solely for the benefit of the parties to the amended merger agreement and may be subject to limitations agreed upon by the contracting parties, including being qualified by reference to disclosures, for the purposes of allocating risk between parties to the amended merger agreement instead of establishing these matters as facts, and may apply standards of materiality in a way that is different from what may be viewed as material by you or by other investors. Accordingly, these representations and warranties alone may not describe the actual state of affairs as of the date they were made or at any other time. The representations and warranties contained in the amended merger agreement do not survive the effective time of the merger. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of Gammon Gold, Capital Gold AcquireCo, Inc. or CGC or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the amended merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Gammon Gold and CGC.

Merger Consideration

On March 17, 2011, CGC, Gammon Gold and Capital Gold AcquireCo, Inc. entered into Amendment No. 3 to the Agreement and Plan of Merger, dated October 1, 2010, as amended on October 29, 2010 and March 9, 2011, which provides for Gammon Gold to acquire CGC. Upon the terms and subject to the conditions set forth in the amended merger agreement, Gammon Gold will acquire CGC through a merger of Capital Cold AcquireCo, Inc. with and into CGC. Following the merger, CGC will be the surviving entity and will continue as a wholly owned subsidiary of Gammon Gold. If the merger is completed, you will be entitled to receive as merger consideration, in exchange for each share of CGC common stock you own immediately prior to the merger, 0.5209 common shares of Gammon Gold and a cash payment in the amount of $1.09 per share, unless you exercise and perfect your appraisal rights under the DGCL. If there are fractional shares, you will receive cash in U.S. dollars in an amount equal to the fractional interest in a Gammon Gold common share multiplied by the average of the closing sale prices of a Gammon Gold common share on the NYSE for the five trading days immediately preceding the date of completion of the merger. Following the merger, you will own shares of Gammon Gold. If the merger is not approved, CGC will remain an independent public company and its common stock will continue to be listed and traded on the NYSE Amex and the TSX.

UPDATE TO OTHER MATTERS

As of the date of this second supplement, the CGC board of directors knows of no matters that will be presented for consideration at the reconvened special meeting other than as described in this second supplement. If any other matters properly come before the reconvened special meeting, or any adjournment or postponement of the reconvened special meeting, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters. The individuals named as proxies intend to vote in accordance with the recommendation of the CGC board of directors.

REFERENCES TO ADDITIONAL INFORMATION

This second supplement incorporates important business and financial information about CGC and Gammon Gold from documents that are not included in or delivered with this second supplement. This information is available to you without charge upon your written or oral request. You can also obtain the documents incorporated by reference into this second supplement, the first supplement and the definitive proxy statement/prospectus by accessing the SEC’s website maintained at http://www.sec.gov.

In addition, CGC’s filings with the SEC are available to the public on CGC’s website, http://www.capitalgoldcorp.com, and Gammon Gold’s filings with the SEC are available to the public on Gammon Gold’s website, http://www.gammongold.com. Information contained on CGC’s website, Gammon Gold’s website or the website of any other person is not incorporated by reference into this second supplement, the first supplement or the definitive proxy statement/prospectus, and you should not consider information contained on those websites as part of this second supplement, the first supplement or the definitive proxy statement/prospectus.

You can also obtain documents related to CGC and Gammon Gold that are incorporated by reference in this second supplement, the first supplement or the definitive proxy statement/prospectus, other than certain exhibits to the documents, without charge, by requesting them in writing or by telephone from the appropriate company.

Gammon Gold Inc. Investor Relations 1701 Hollis Street, Suite 400 Founders Square P.O. Box 2067 Halifax, Nova Scotia, B3J 2Z1 Canada (902) 468-0614 anne.day@gammongold.com	Capital Gold Corporation Investor Relations 76 Beaver Street, 14th Floor New York, New York 10005 (212) 344-2785 kelly@capitalgoldcorp.com

Such documents are also available free of charge under CGC’s and Gammon Gold’s respective profiles on SEDAR (the System for Electronic Document Analysis and Retrieval which has been established by the Canadian Securities Administrators) at http://www.sedar.com.

In addition, if you have questions about the merger or the special meeting, need additional copies of this second supplement, the first supplement or the definitive proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, you may contact the appropriate contact listed below. You will not be charged for any of these documents that you request.

Laurel Hill Advisory Group Toll free telephone: 1-800-385-3006 Brokers and banks, please call: (917) 338-3181	MacKenzie Partners, Inc. Toll free telephone: 1-800-322-2885 Tel: (212) 929-5500 Email: proxy@mackenziepartners.com

In order to receive timely delivery of requested documents in advance of the reconvened special meeting, you should make your request no later than March 25, 2011.

See “Update to Where You Can Find More Information” beginning on page S-60.

Information contained in this second supplement regarding Gammon Gold has been provided by, and is the responsibility of, Gammon Gold and information contained in this second supplement regarding CGC has been provided by, and is the responsibility of, CGC. No one has been authorized to give you any other information, and neither Gammon Gold nor CGC take responsibility for any information that others may give you. This second supplement is dated March 21, 2011. You should not assume that the information contained in, or incorporated by reference into, this second supplement is accurate as of any date other than that date. Neither CGC’s mailing of this second supplement to CGC stockholders nor the issuance by Gammon Gold of common shares in connection with the merger will create any implication to the contrary.

This second supplement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

UPDATE TO WHERE YOU CAN FIND MORE INFORMATION

CGC files reports, proxy statements and other information with the SEC as required under the Exchange Act. Gammon Gold is a “foreign private issuer” and, under the rules adopted under the Exchange Act, is exempt from certain of the requirements of the Exchange Act, including the proxy and information provisions of Section 14 of the Exchange Act and the reporting and liability provisions applicable to officers, directors and significant shareholders under Section 16 of the Exchange Act.

You may read and copy any reports, statements or other information filed by Gammon Gold or CGC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

The SEC maintains a website that contains reports, proxy statements and other information, including those filed by Gammon Gold and CGC, at http://www.sec.gov. You may also access the SEC filings and obtain other information about Gammon Gold and CGC through the websites maintained by Gammon Gold and CGC at http://www.gammongold.com and http://www.capitalgoldcorp.com, respectively. The information contained in those websites is not incorporated by reference in, or in any way part of, this second supplement, the first supplement or the definitive proxy statement/prospectus.

Each of Gammon Gold and CGC files reports, statements and other information with the Canadian provincial and territorial securities administrators. Gammon Gold and CGC filings are also electronically available to the public from the Canadian System for Electronic Document Analysis and Retrieval, or SEDAR, the Canadian equivalent of the SEC’s EDGAR system, at http://www.sedar.com.

After the merger, Gammon Gold will furnish to you the same annual reports that it currently furnishes to Gammon Gold shareholders in the same manner and at the same time as it furnishes them to current Gammon Gold shareholders, including audited annual consolidated financial statements, unaudited quarterly consolidated financial statements and proxy circulars and related materials for meetings of shareholders.

Gammon Gold has filed a registration statement on Form F-4 to register with the SEC the Gammon Gold common shares to be issued in the merger. The registration statement was declared effective by the SEC on February 17, 2011. This document is a part of that registration statement and supplements the prospectus of Gammon Gold in addition to supplementing the proxy statement for the CGC stockholders.

As allowed by SEC rules, the definitive proxy statement/prospectus, including this second supplement and the first supplement, does not contain all the information you can find in the registration statement on Form F-4 filed by Gammon Gold and the exhibits to the registration statement. In addition, the SEC allows us to “incorporate by reference” information into the proxy statement/prospectus, including this second supplement and the first supplement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of the definitive proxy statement/prospectus, including this second supplement and the first supplement, except for any information superseded by information included directly in the definitive proxy statement/prospectus and/or the first supplement or the second supplement. The definitive proxy statement/prospectus, including this second supplement and the first supplement, incorporates by reference the documents set forth below that Gammon Gold and CGC have previously filed with the SEC. These documents contain important information about the companies and their financial condition.

Gammon Gold

Gammon Gold hereby incorporates by reference into this second supplement the following documents previously filed with the SEC (File No. 001-31739):

(a)	Annual Report on Form 40-F for the fiscal year ended December 31, 2009, filed on March 30, 2010,

and Amendment No. 1 to the Annual Report on Form 40-F/A for the fiscal year ended December 31, 2009, filed on May 13, 2010; and

(b)	Report of Foreign Issuer on Form 6-K filed on January 14, 2010, February 23, 2010, March 1, 2010, March 17, 2010, March 23, 2010 (two filings), March 30, 2010 (three filings), April 12, 2010 (two filings), April 15, 2010, April 21, 2010, April 29, 2010, May 7, 2010, May 13, 2010 (three filings), May 18, 2010, May 28, 2010, June 1, 2010, June 3, 2010, June 4, 2010, June 17, 2010, June 18, 2010, June 28, 2010, June 30, 2010, July 8, 2010, July 15, 2010, July 16, 2010, July 23, 2010, August, 6, 2010, August 9, 2010, August 10, 2010 (two filings), August 17, 2010, August 20, 2010, August 31, 2010, September 16, 2010, September 20, 2010, October 4, 2010 (two filings), October 12, 2010, October 22, 2010, October 28, 2010, November 3, 2010, November 8, 2010 (three filings), November 29, 2010, December 7, 2010, December 8, 2010, December 9, 2010, December 10, 2010, December 16, 2010, January 10, 2011, January 12, 2011, January 21, 2011, January 27, 2011, February 8, 2011, February 22, 2011, February 23, 2011 (two filings), March 1, 2011 (two filings), March 8, 2011, March 10, 2011, March 11, 2011, March 16, 2011 and March 18, 2011.

CGC

CGC hereby incorporates by reference into this second supplement the following documents previously filed with the SEC (File No. 001-34618):

(a)	Annual Report on Form 10-K for the fiscal year ended July 31, 2010, filed on October 14, 2010, as amended by Form 10-K/A, filed on November 23, 2010;

(b)	Quarterly Reports on Form 10-Q for the periods ended October 31, 2010 and January 31, 2011, filed on December 10, 2010 and March 14, 2011, respectively;

(c)	Current Reports on Form 8-K filed on August 5, 2010, September 1, 2010, October 7, 2010, October 13, 2010, Form 8-K/A filed on October 13, 2010, October 22, 2010, December 22, 2010, February 1, 2011, February 24, 2011 and March 18, 2011;

(d)	Schedule 14d-9 filed on February 15, 2011; and

(e)	The Preliminary Consent Revocation on Schedule 14A filed on March 2, 2011, the Definitive Additional Materials on Schedules 14A filed on March 2, 2011 (two filings), March 7, 2011, March 9, 2011, March 10, 2011, March 11, 2011, March 14, 2011 and March 15, 2011, and the Preliminary Revised Proxy Soliciting Materials on Schedule 14A filed on March 8, 2011, and Definitive Consent Revocation on Schedule 14A filed on March 14, 2011.

All documents filed by Gammon Gold and CGC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this second supplement to the date of the CGC special meeting will also be deemed to be incorporated into this second supplement, the first supplement and the definitive proxy statement/prospectus by reference. To the extent that any information contained in any such Current Report on Form 8-K or Form 6-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference into this second supplement.

In addition, the description of Gammon Gold common shares contained in Gammon Gold’s registration statements under Section 12 of the Exchange Act is incorporated by reference.

ANNEX S-A — AMENDMENT NO. 3 TO THE AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 3 TO THE

AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 3 TO THE AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into this 17th day of March, 2011, by and among Gammon Gold Inc., a corporation incorporated under Part 1A of the Companies Act (Quebec) (“Parent”), Capital Gold AcquireCo, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“MergerCo”), and Capital Gold Corporation, a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Parent, MergerCo and the Company wish to amend certain terms and provisions of that certain Agreement and Plan of Merger, dated October 1, 2010, and amended on October 29, 2010 and March 9, 2011 (as amended, the “Merger Agreement”), pursuant to which, among other things, MergerCo will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent.

NOW THEREFORE, in consideration of the premises and mutual agreements and covenants set forth herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.1    Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement.

ARTICLE II

AMENDMENTS TO MERGER AGREEMENT

Section 2.1.    Clause (ii) of Section 2.1(a) of the Merger Agreement and the definition of “Merger Consideration” set forth in such Section shall each be amended by deleting the number “$0.79” and replacing it with the number “$1.09.”

ARTICLE III

MISCELLANEOUS

Section 3.1.     References. All references in the Merger Agreement to “Agreement,” “herein,” “hereof,” or terms of like import referring to the Agreement or any portion thereof are hereby amended to refer to the Merger Agreement as amended by this Amendment.

Section 3.2.     Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Merger Agreement (including all schedules and exhibits thereto) shall remain in full force and effect in all respects, and the parties hereby reaffirm and approve the Merger Agreement as amended by this Amendment.

Section 3.3.     Entire Agreement. This Amendment, the Merger Agreement (including all schedules and exhibits thereto) embody the entire agreement and understanding of the parties in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein.

Section 3.4.     Choice of Law and Venue. This Amendment and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State Of Delaware, regardless of the laws

S-A-1

that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware, in the event any dispute arises out of this Amendment or any of the transactions contemplated by this Amendment, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Amendment or any of the transactions contemplated by this Amendment in any court other than the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction is vested in the federal courts, any court of the United States located in the State of Delaware and (d) consents to service of process being made through the notice procedures set forth in Section 10.3 of the Merger Agreement. Without limiting other means of service of process permissible under applicable law, each of the Company, Parent and MergerCo hereby agrees that service of any process, summons, notice or document by U.S. or Canadian registered mail to the respective addresses set forth in Section 8.6 of the Merger Agreement shall be effective service of process for any suit or proceeding in connection with this Amendment or the transactions contemplated hereby.

Section 3.4.     Jury Trial Waiver. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.5.     Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Section 3.6.     Counterparts. This Amendment may be executed and delivered (including by facsimile) in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

[Signature Page Follows]

S-A-2

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be signed and delivered by their respective duly authorized officers as of the date first above written.

GAMMON GOLD INC.

By:	/s/ René Marion
Name: René Marion
Title: Chief Executive Officer

CAPITAL GOLD ACQUIRECO, INC.

By:	/s/ René Marion
Name: René Marion
Title: President

CAPITAL GOLD CORPORATION

By:	/s/ Christopher M. Chipman
Name: Christopher M. Chipman
Title: Chief Financial Officer

Signature Page to Amendment No. 3

S-A-3

ANNEX S-B

UPDATED OPINION OF STIFEL, NICOLAUS & COMPANY, INCORPORATED

March 17, 2011

Special Committee of the Board of Directors

Capital Gold Corporation

76 Beaver Street – 14th Floor

New York, NY 10005

Members of the Special Committee:

Stifel, Nicolaus & Company, Incorporated (“Stifel Nicolaus” or “we”) has been advised that Capital Gold Corporation (the “Company”) is contemplating entering into an Amendment to the Agreement and Plan of Merger dated October 1, 2010 and amended on October 29, 2010 and March 9, 2011 (as amended, the “Merger Agreement”) with Gammon Gold Inc. (the “Buyer”) and Capital Gold AcquireCo, Inc., a wholly-owned subsidiary of Buyer (“MergerCo”), pursuant to which MergerCo will be merged with and into the Company with the Company continuing as the surviving corporation, and each share of common stock of the Company issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) shall be converted into the right to receive (i) .5209 validly issued, fully paid and non-assessable common shares of the Buyer and (ii) US$1.09 in cash, (together, the “Merger Consideration”), subject to adjustment and on terms and conditions more fully set forth in the Merger Agreement (the “Merger”).

The Special Committee (the “Special Committee”) of the Board of Directors of the Company (the “Board”) has requested Stifel Nicolaus’ opinion as to the fairness, from a financial point of view, to the holders of each share of common stock of the Company issued and outstanding immediately prior to the Effective Time (excluding shares owned by Buyer, MergerCo or the Company, shares owned by any Locked-up Shareholder (as defined in the Merger Agreement), and shares issuable upon exercise or conversion of any Company Stock Options, Company Warrants or Company Restricted Stock (each as defined in the Merger Agreement)) (the “Shares”) of the per Share Merger Consideration to be paid by the Buyer to such holders of Shares pursuant to the Merger Agreement in connection with the Merger (the “Opinion”).

In connection with our Opinion, we have, among other things:

(i)	reviewed and analyzed the Merger Agreement dated October 1, 2010; Amendment No. 1 to the Merger Agreement dated October 29, 2010, Amendment No. 2 to the Merger Agreement dated March 3, 2011 and a draft copy of Amendment No. 3 to the Merger Agreement dated March 15, 2011;

(ii)	reviewed and analyzed the audited consolidated financial statements of the Company contained in its Annual Report on Form 10-K for the fiscal year ended July 31, 2010 and the subsequent unaudited consolidated financial statements of the Company contained in its Quarterly Reports on Form 10-Q for the quarters ended October 31, 2010 and January 31, 2011;

(iii)	reviewed and analyzed the audited consolidated financial statements of the Buyer contained in its Annual Report on Form 40-F for the fiscal year ending December 31, 2009, and the subsequent unaudited consolidated financial statements of the Company contained in its Reports on Form 6-K for the quarters ended June 30, 2010 and September 30, 2010;

(iv)	reviewed and analyzed certain other publicly available information concerning the Company and the Buyer, including, without limitation, the press releases issued by the Company and the Buyer in relation to the Merger;

(v)	reviewed and analyzed the Company’s latest financial projections dated September 1, 2010;

(vi)	reviewed and analyzed the Buyer’s latest financial projections dated September 1, 2010;

(vii)	reviewed the reported prices and trading activity of the publicly traded equity securities of the Company and the Buyer;

S-B-1

Special Committee of the Board of Directors

Capital Gold Corporation

March 17, 2011

(viii)	reviewed reserve and resource information contained in public filings of the Company, the Buyer and certain publicly traded comparable companies;

(ix)	calculated and analyzed the present value of the future cash flows expected to be generated by the Company and the Buyer under different commodity price scenarios;

(x)	reviewed and analyzed certain publicly available financial and stock market data and pricing metrics for selected merger and acquisition transactions that we believed may have relevance to our inquiry;

(xi)	reviewed the financial terms and valuation metrics, to the extent publicly available, of certain gold mining merger and acquisition transactions that we believed may have relevance to our inquiry; and

(xiii)	conducted such other financial studies, analyses and investigations and considered such other information as we deemed necessary or appropriate for purposes of our Opinion.

In connection with our review, we relied upon and assumed, without independent verification, the accuracy and completeness of all financial, production, reserve, cash flow and other information that was made available, supplied, or otherwise communicated to Stifel Nicolaus by or on behalf of the Company, the Buyer or their respective advisors, or that was otherwise reviewed by Stifel Nicolaus, and have not assumed any responsibility for independently verifying any of such information. With respect to any financial forecasts supplied to us by the Company and the Buyer (including, without limitation, potential cost savings and operating synergies realized by a potential acquirer), we have assumed that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company and the Buyer as to the future operating and financial performance of the Company and the Buyer, respectively, and that they provided a reasonable basis upon which we could form our Opinion. We understand that such forecasts and projections were not prepared with the expectation of public disclosure. All such projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic, market and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projected financial information. Stifel Nicolaus has relied on this projected information without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof. We understand that the Company and Buyer projections are as of September 1, 2010, which are the latest financial projections prepared by either party. We have further relied upon the assurances by the Company and the Buyer that they are unaware of any facts that would make their respective information incomplete or misleading. Stifel Nicolaus assumed, with the consent of the Company and the Buyer, that any material liabilities (contingent or otherwise, known or unknown), if any, relating to the Company and the Buyer, respectively, have been disclosed to Stifel Nicolaus.

We assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, reserves, production levels, business or prospects of the Company since the date of the financial statements contained in the Company’s Quarterly Report on Form 10-Q for the period ended January 31, 2011 and of the Buyer since the date of the financial statements contained in the Buyer’s Quarterly Report on Form 6-K for the period ended September 30, 2010. Stifel Nicolaus has not been requested to make, and has not made, an independent evaluation or appraisal of the reserve, production and cash flow forecasts of the Company or the Buyer, or any other assets or liabilities of the Company or the Buyer. Estimates of reserves, production and cash flow forecasts do not purport to be appraisals or necessarily reflect the prices at which the reserves, production, leases or other assets may actually be sold. Because such estimates are inherently subject to uncertainty, Stifel Nicolaus assumes no responsibility for their accuracy. Stifel Nicolaus has relied on the reserve, production and cash flow forecasts without independent verification or analysis and does not, in any respect, assume any responsibility for the accuracy or completeness thereof.

S-B-2

Special Committee of the Board of Directors

Capital Gold Corporation

March 17, 2011

Our Opinion is limited to whether the per Share Merger Consideration is fair to the holders of Shares, from a financial point of view. Our Opinion does not consider, address or include: (i) the allocation of the per Share Merger Consideration between cash and stock; (ii) any other strategic alternatives currently (or which have been or may be) contemplated by the Company, the Board or the Special Committee of the Board, including, without limitation, any offer to acquire the Company proposed by Timmins Gold Corp.; (iii) the legal, tax or accounting consequences of the Merger on the Company or the holders of the Company’s equity securities; (iv) the fairness of the amount or nature of any compensation to any of the Company’s officers, directors or employees, or class of such persons, relative to the compensation to the public holders of the Company’s equity securities; (v) the treatment of, or effect of the Merger on, the Company Stock Options, Company Warrants or Company Restricted Stock (each as defined in the Merger Agreement); (vi) the closing conditions, termination fees or any other provision of the Merger Agreement or aspect of the Merger; or (vii) the Caborca Sale Agreement (as defined in the Merger Agreement) or any transaction contemplated thereby, or any transaction contemplated by Section 2.6 of the Merger Agreement. Furthermore, we are not expressing any opinion herein as to the prices, trading range or volume at which the Company’s or the Buyer’s equity securities will trade following public announcement or consummation of the Merger.

Our Opinion is necessarily based upon financial, economic, market and other conditions and circumstances existing and disclosed to us by the Company, the Buyer or their respective advisors as of the date hereof. It is understood that subsequent developments may affect the conclusions reached in this Opinion, and that Stifel Nicolaus does not have any obligation to update, revise or reaffirm this Opinion. We have also assumed that the Merger will be consummated on the terms and conditions described in the draft Merger Agreement, without any waiver of material terms or conditions by the Company, the Buyer, or any other party, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the Merger will not have an adverse effect on the Company, the Buyer or their respective equity securities. We relied on advice of counsel to the Company as to certain legal and tax matters with respect to the Company, the Buyer, the Merger and the Merger Agreement. In addition, we have assumed that the definitive Merger Agreement will not differ materially from the draft that we reviewed, and that there will be no change to the contemplated structure of the Merger by Buyer or MergerCo pursuant to Section 1.1(b) of the Merger Agreement. We have further assumed, with your consent, that there are no factors that would delay, or subject to any adverse conditions, any necessary regulatory or governmental approvals, and that all conditions to the Merger will be satisfied and not waived.

We have acted as financial advisor to the Special Committee and will receive a fee upon the delivery of this Opinion. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We will not receive any significant payment or compensation contingent upon the successful completion of the Merger. Stifel Nicolaus has in the past provided fairness opinions to the Company for transactions that were never consummated and has received fees for such opinions. Stifel Nicolaus received a fee of $400,000 for the fairness opinion rendered on September 30, 2010 relating to the Gammon Gold acquisition announced on October 1, 2010. Stifel Nicolaus received fees of $475,000 for fairness opinions rendered in 2009 relating to other transactions. There are no other material relationships that existed during the two years prior to the date of this Opinion or that are mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of the relationship between Stifel Nicolaus and any party to the Merger. Stifel Nicolaus may seek to provide investment banking services to the Buyer or its affiliates in the future, for which we would seek customary compensation. In the ordinary course of business, Stifel Nicolaus and its clients may transact in the equity securities of the Company and the Buyer and may at any time hold a long or short position in such securities.

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Special Committee of the Board of Directors

Capital Gold Corporation

March 17, 2011

It is understood that this letter is solely for the information of, and directed to, the Special Committee for its information and assistance in connection with its evaluation of the financial terms of the Merger and is not to be relied upon by any shareholder of the Company or the Buyer or any other person or entity. This Opinion does not constitute a recommendation to the Special Committee or the Board as to how the Special Committee or the Board should vote on the Merger or whether to enter into the Merger Agreement, or effect the Merger or any other transaction contemplated by the Merger Agreement, or to any shareholder of the Company or the Buyer as to how to vote at any shareholders’ meeting at which the Merger is considered, or whether or not any shareholder of the Company or the Buyer should enter into a voting, support or shareholders’ agreement with respect to the Merger (including, without limitation, the Voting and Support Agreement (as defined in the Merger Agreement)), or exercise any dissenters’ or appraisal rights that may be available to such shareholder. Additionally, we have not been involved in structuring or negotiating the Merger, the Merger Agreement or any other agreements relating thereto. Our Opinion does not compare the relative merits of the Merger with any other alternative transaction or business strategy which may have been available to or considered by the Special Committee, the Board or the Company (including, without limitation, any offer to acquire the Company proposed by Timmins Gold Corp.) or address the underlying business decision of the Special Committee, the Board or the Company to proceed with or effect the Merger. Stifel Nicolaus was informed by the Special Committee that the Board has determined that the Merger is superior to the offer to acquire the Company proposed by Timmins Gold Corp. based in part upon the considerations set forth in the Company’s press release dated February 14, 2011, which were subsequently reaffirmed by the Company on March 17, 2011, and the presentation to the Board by Cormark Securities Inc., financial advisor to the Board. Stifel Nicolaus was instructed by the Special Committee not to evaluate, and Stifel Nicolaus has not evaluated, any other alternative transaction, including, without limitation, any offer to acquire the Company proposed by Timmins Gold Corp., in connection with our Opinion. Stifel Nicolaus was not requested to, and did not, explore alternatives to the Merger or solicit the interest of any other parties in pursuing transactions with the Company.

This Opinion was approved by Stifel Nicolaus’ Fairness Opinion Committee. This letter is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities or to seek approval for the Merger, nor shall this letter be used for any other purposes, without the prior written consent of Stifel Nicolaus, except in accordance with the terms and conditions of the engagement letter agreement among Stifel Nicolaus, the Special Committee and the Company.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the per Share Merger Consideration to be paid by the Buyer to the holders of Shares in connection with the Merger pursuant to the Merger Agreement is fair to such holders of Shares, from a financial point of view.

Very truly yours,

/s/ STIFEL, NICOLAUS & COMPANY, INCORPORATED

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ANNEX S-C

DELAWARE GENERAL CORPORATION LAW SECTION 262 (as in effect with respect to this transaction)

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of

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incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253 or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

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(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is

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required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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CAPITAL GOLD CORPORATION

RECONVENED SPECIAL MEETING OF STOCKHOLDERS

APRIL 1, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

IMPORTANT NOTE:

If you previously submitted a proxy for the CGC special meeting convened and adjourned on March 18, 2011, which proxy has not been revoked, and were a holder of record as of the close of business on February 14, 2011, CGC intends to vote your previously submitted proxy at the reconvened special meeting in the manner specified.

The undersigned hereby appoints Stephen M. Cooper and Christopher M. Chipman and each of them, with full power of substitution, as proxies to represent the undersigned at the Special Meeting of Stockholders to be Reconvened at the offices of Ballard Spahr, located at 1735 Market Street, 51st Floor, Philadelphia, Pennsylvania, on April 1, 2011, at 9:00 a.m. local time and at any adjournment or postponement thereof, and to vote all of the shares of common stock of Capital Gold Corporation (the “Company”) the undersigned would be entitled to vote if personally present, upon the following matters:

Please mark box in blue or black ink.

1.	Proposal 1 – Merger Proposal

To approve and adopt the plan of merger contained in the Agreement and Plan of Merger, dated as of October 1, 2010, among Gammon Gold Inc., Capital Gold AcquireCo, Inc., and Capital Gold Corporation, as amended on October 29, 2010, March 9, 2011 and March 17, 2011 as may be further amended from time to time (collectively, the “Merger Agreement”), pursuant to which Capital Gold AcquireCo, Inc. will merge with and into Capital Gold Corporation, and the separate corporate existence of Capital Gold AcquireCo, Inc. will cease and Capital Gold Corporation will survive as a wholly-owned subsidiary of Gammon Gold Inc.

☐  For                                                  ☐  Against                                                  ☐  Abstain

2.	Proposal 2 – Adjournment Proposal

To approve the adjournment or postponement of the Reconvened Special Meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to adopt the Merger Agreement at the time of the Reconvened Special Meeting.

☐  For                                                  ☐  Against                                                  ☐  Abstain

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In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Reconvened Special Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE APPROVAL OF THE MERGER PROPOSAL AND THE ADJOURNMENT PROPOSAL AND, IN THE DISCRETION OF THE PROXIES, ON ALL OTHER MATTERS PROPERLY BROUGHT BEFORE THE RECONVENED SPECIAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Please date, sign as name appears at left, and return promptly. If the stock is registered in the name of two or more persons, each should sign. When signing as Corporate Officer, Partner, Executor, Administrator, Trustee, or Guardian, please give full title. Please note any change in your address alongside the address as it appears in the Proxy.

Dated:

Dated:
Signature

Dated:
(Print Name)

SIGN, DATE AND RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

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